   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 2003


                                                     REGISTRATION NO. 333-108789
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                DOUBLECLICK INC.
             (Exact Name of Registrant as Specified in Its Charter)

                          DELAWARE                                                    13-3870996
                (State or Other Jurisdiction                                       (I.R.S. Employer
             of Incorporation or Organization)                                  Identification Number)

                         111 EIGHTH AVENUE, 10TH FLOOR
                            NEW YORK, NEW YORK 10011
                                 (212) 683-0001
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                BRUCE D. DALZIEL
                            CHIEF FINANCIAL OFFICER
                                DOUBLECLICK INC.
                         111 EIGHTH AVENUE, 10TH FLOOR
                            NEW YORK, NEW YORK 10011
                                 (212) 683-0001
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                             ---------------------

                                    COPY TO:

                              MARK G. BORDEN, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

                             ---------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING SECURITYHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 12, 2003


PROSPECTUS

                                  $135,000,000

                                DOUBLECLICK INC.

              ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2023
    10,291,199 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
                             ---------------------
    DoubleClick Inc. issued an aggregate principal amount of $135,000,000 of the notes in a private placement on June 23, 2003. The initial purchasers resold the notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. This prospectus will be used by the selling securityholders from time to time to resell their notes and any shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from the sale of the notes or any shares of our common stock issuable upon conversion of the notes offered by this prospectus.

    The notes do not bear interest, do not accrete and have a zero yield to maturity, unless we become obligated to pay liquidated damages as described in this prospectus.

    The notes will mature on July 15, 2023. The notes are unsecured and subordinated to all of our present and future senior debt. We may redeem for cash some or all of the notes at any time on or after July 15, 2008 at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid liquidated damages, if any.

    Holders of the notes have the right to require us to purchase the notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid liquidated damages, if any, on July 15, 2008, July 15, 2013 and July 15, 2018 or upon a designated event as described in this prospectus.

    Holders of the notes may convert their notes prior to stated maturity under any of the following circumstances:

    - during any calendar quarter (and only during such calendar quarter) after the quarter ending September 30, 2003, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day (initially 120% of approximately $13.12, or approximately $15.74); or

    - subject to certain exceptions, during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or

    - upon the occurrence of specified corporate transactions described under "Description of the Notes -- Conversion Rights"; or

    - if the notes have been called for redemption.

    For each $1,000 principal amount of notes surrendered for conversion, you will receive 76.2311 shares of our common stock, which is referred to as the conversion rate. This represents a conversion price of approximately $13.12 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons. Notes called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date.


    Our common stock is listed on the Nasdaq National Market under the symbol "DCLK." On December 11, 2003, the last reported sale price of our common stock was $9.20 per share.


    If a designated event (as defined in this prospectus) occurs, you will have the option to require us to purchase for cash all or any portion of your notes. The designated event purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid liquidated damages to the designated event purchase date.


    You should read the discussion under "Material U.S. Federal Income Tax Considerations" beginning on page 47.



    For a more detailed description of the notes, see "Description of the Notes" beginning on page 25.


                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES OR OUR COMMON STOCK.
                             ---------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                        Prospectus dated          , 2003

                               TABLE OF CONTENTS


Where You Can Find More Information.........................    ii
Incorporation of Certain Documents by Reference.............    ii
Prospectus Summary..........................................     1
Risk Factors................................................     4
Ratio of Earnings to Fixed Charges..........................    20
Special Note Regarding Forward-Looking Statements...........    20
Use of Proceeds.............................................    21
Selling Securityholders.....................................    21
Voting/Investment Control Table.............................    23
Description of the Notes....................................    25
Description of Capital Stock................................    44
Material U.S. Federal Income Tax Considerations.............    47
Plan of Distribution........................................    51
Legal Matters...............................................    53
Experts.....................................................    53


     Our executive offices are located at 111 Eighth Avenue, 10th Floor, New York, New York 10011 and our telephone number is (212) 683-0001. Unless the context otherwise requires, references in this prospectus to "DoubleClick Inc.," "DoubleClick," "we," "us" and "our" refer to DoubleClick Inc. and its subsidiaries. "Our common stock" refers to DoubleClick's common stock, $0.001 par value per share.

     We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not, and the selling securityholders are not, offering to sell or seeking offers to buy, the securities in any jurisdiction other than where an offer or sale is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the securities covered by this prospectus.

           1. Our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 27, 2003;

           2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 15, 2003;

           3. Our Proxy Statement relating to our 2003 Annual Meeting of Stockholders filed with the SEC on April 18, 2003;

           4. That portion of our Current Report on Form 8-K filed pursuant to
     Item 5 of such form as filed with the SEC on June 17, 2003;

           5. Our Current Report on Form 8-K filed with the SEC on June 18,
     2003;

           6. Our Current Report on Form 8-K filed with the SEC on June 24,
     2003;

           7. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed with the SEC on August 11, 2003;

           8. Our Current Report on Form 8-K filed with the SEC on August 26, 2003;


           9. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the SEC on November 14, 2003;



           10. Our Current Report on Form 8-K filed with the SEC on November 25, 2003;



           11. All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and



          12. The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on February 2, 1998, as amended.


You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                                DoubleClick Inc.
                         111 Eighth Avenue, 10th Floor
                            New York, New York 10011
                            ATTN: Investor Relations
                           Telephone: (212) 683-0001

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes that we have included or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in the notes and our common stock issuable upon conversion of the notes. You should read the entire prospectus carefully, especially the risks of investing in the notes and our common stock issuable upon conversion of the notes discussed under "Risk Factors."

                                  OUR COMPANY

     DoubleClick provides marketing technology and data products and services that direct marketers, Web publishers and advertisers use to optimize their marketing programs and efficiently reach their customers. These technologies have become leading tools for online advertising, email delivery, offline database marketing, campaign management and marketing analytics. Our products and services are designed to improve the performance and simplify the complexities of marketing.

     We derive our revenue from two business segments:

     - DoubleClick Technology Solutions, or "DoubleClick TechSolutions"; and

     - DoubleClick Data.

     DoubleClick TechSolutions. DoubleClick TechSolutions includes our ad management products and services, advertiser products, email technology products and campaign management and analytics products and services. Our ad management products enable Web sites to generate advertising revenue with a choice between our DART for Publishers Service, a Web-based application, and DART Enterprise, our licensed ad serving software product. Our advertiser products include DART for Advertisers, a Web-hosted advertising management and serving solution that helps marketers reach their online goals efficiently and effectively, and Media Visor, a hosted, Web-based media planning, buying and campaign management workflow solution.

     Our suite of email technology products includes both the DARTmail Service, which is a Web-based application, and Unitymail, a licensed software product. These products and services allow direct marketers and Web publishers to manage and deliver their email marketing campaigns. Following the acquisition of Protagona plc in November 2002, we began to offer DoubleClick Ensemble, a campaign management software product and other related products and services. We also offer SiteAdvance, a hosted, Web site measurement and analysis solution that was designed specifically for online merchants.

     DoubleClick Data. DoubleClick Data consists of our Abacus and Data Management divisions, which provide products and services to direct marketers. Abacus maintains the Abacus Alliance database, which is the largest proprietary database of consumer transactions used for target marketing purposes. Abacus combines the power of these shared data with advanced statistical modeling to Alliance participants to help improve profitability and increase market share. Abacus' key products and services include prospecting, housefile modeling and direct mail list optimization. We also maintain an Alliance database in the United Kingdom. In the United States, Abacus also offers a Business-to-Business Alliance and ChannelView, an analytics tool that tracks multi-channel sales so marketers can effectively measure their promotion and campaign results. In addition, as a result of DoubleClick's acquisition of Computer Strategy Coordinators, Inc., a data management company, in June 2003 DoubleClick began to offer a direct marketers solutions for building and managing customer marketing databases and other related products and services as part of the new Data Management division.

     During 2002, through a series of transactions, we divested our media businesses and, as a result, no longer report a DoubleClick Media segment.

     We were incorporated in Delaware in 1996. Our principal executive offices are located at 111 Eighth Avenue, 10th Floor, New York, New York 10011. Our telephone number is (212) 683-0001. We maintain a website with the address www.doubleclick.net. We are not including the information contained in our website as part of, or incorporating it by reference into, the registration statement, of which this prospectus is a part. We make available, free of charge, through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file these materials with, or otherwise furnish them to, the SEC.

                              SUMMARY OF THE NOTES

Notes.........................   $135,000,000 principal amount of Zero Coupon
                                 Convertible Subordinated Notes due 2023. The original principal amount per note is $1,000.

Maturity Date.................   July 15, 2023, unless earlier redeemed,
                                 purchased or converted.

Interest......................   The notes do not bear interest and do not
                                 accrete, and the yield to maturity will be zero unless we are obligated to pay liquidated damages under the circumstances described in this prospectus.


Subordination.................   The notes are subordinated to all of our
                                 existing and future senior debt and are
                                 effectively subordinated to all debt and other liabilities of our subsidiaries. As of November
                                 30, 2003, we had no senior debt outstanding, and our subsidiaries had no debt or liabilities outstanding, other than those liabilities incurred in the ordinary course. Neither we nor any of our subsidiaries are prohibited from incurring indebtedness, including senior debt, under the indenture.


Conversion....................   Holders of the notes may convert their notes
                                 prior to stated maturity under any of the following circumstances:

                                 - during any calendar quarter (and only during
                                   such calendar quarter) after the quarter ending September 30, 2003, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day; or

                                 - subject to certain exceptions, during the
                                   five business day period after any five
                                   consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; or

                                 - upon the occurrence of specified corporate
                                   transactions described under "Description of the Notes -- Conversion Rights"; or

                                 - if the notes have been called for redemption.

                                 For each $1,000 principal amount of notes surrendered for conversion, you will receive
                                 76.2311 shares of our common stock, which is referred to as the conversion rate. This represents a conversion price of approximately $13.12 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons. Notes called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date.

Redemption at Our Option......   On or after July 15, 2008, we may redeem for
                                 cash all or part of the notes, upon not less than 30 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid liquidated damages to the redemption date.

Purchase of Notes by Us at the
Option of the Holder..........   You have the right to require us to purchase
                                 for cash all or a portion of your notes on July
                                 15, 2008, July 15, 2013 and July 15, 2018. In
                                 each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid liquidated damages to the purchase date.

Designated Event..............   If a designated event (as defined in this
                                 prospectus) occurs, you will have the option to require us to purchase for cash all or any portion of your notes. The designated event purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid liquidated damages to the designated event purchase date.

Use of Proceeds...............   We will not receive any proceeds from the sale
                                 of the notes or shares of our common stock issuable upon conversion of the notes by the selling securityholders.

Trading.......................   The notes are new securities for which no
                                 market currently exists. While the initial purchasers have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue such activities at any time without notice. The notes are not listed on any securities exchange or included in any automated quotation system.
                                 While the notes are designated for trading in The PORTAL Market, we cannot assure you that any active or liquid market will develop for the notes.

Nasdaq National Market Symbol
for our Common Stock..........   DCLK

                                  RISK FACTORS

     Investing in the notes and our common stock issuable upon conversion of the notes involves certain risks. You should carefully consider the risks and uncertainties described below before purchasing the notes or our common stock issuable upon conversion of the notes. The risks and uncertainties described below are not the only ones we face. Any of the following risks as well as other risks and uncertainties that we do not know about now or that we do not think are important, could seriously harm our business and financial results and cause the value of the notes and our common stock issuable upon conversion of the notes to decline, which in turn could cause you to lose all or part of your investment.

                 RISKS RELATING TO OUR COMPANY AND OUR BUSINESS

  WE HAVE A LIMITED OPERATING HISTORY AND OUR FUTURE FINANCIAL RESULTS MAY FLUCTUATE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We have a limited operating history. A purchaser of the notes must consider the risks and difficulties frequently encountered by companies in new and rapidly evolving industries, including companies that provide marketing technology and data products and services. Our risks include:

     - ability to achieve anticipated revenue growth rates;

     - ability to manage our operations;

     - competition;

     - ability to develop and introduce new products and services and continue to develop, upgrade and integrate technology;

     - attracting, retaining and motivating qualified personnel;

     - maintaining our current, and developing new, relationships with direct marketers, Web publishers, advertisers and advertising agencies; and

     - ability to anticipate and adapt to changing industry conditions.

     We also depend on the use of the Internet for advertising and as a communications medium, the demand for advertising services in general, and on general economic and industry conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks. If we are unsuccessful in addressing these risks, our revenue may decline or may not grow in accordance with our business model and may fall short of expectations of market analysts and investors, which could negatively affect the price of our stock.

  WE HAVE A HISTORY OF LOSSES AND MAY HAVE LOSSES AT TIMES IN THE FUTURE.

     We have incurred net losses each year since inception, including net losses of $117.9 million, $265.8 million and $156.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. We earned net income of approximately $6.3 million for the three months ended September 30, 2003 and as of September 30, 2003 our accumulated deficit was $653.4 million. We have not achieved profitability on an annual basis and expect to incur operating losses at times in the future. We expect to continue to incur significant operating and capital expenditures. We also have lease obligations for facilities that currently constitute excess or idle facilities. Periodically, we evaluate the expenses likely to be incurred for these facilities, and where appropriate, have taken restructuring charges with respect to these expenses. We cannot assure you that there will not be additional restructuring charges recognized with respect to our excess or idle facilities. As a result of these factors, we will need to generate significant revenue to achieve and maintain profitability. We cannot assure you that we will generate sufficient revenue to achieve or sustain profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue does not meet our expectations, or if operating expenses exceed what we anticipate or cannot be reduced accordingly, our business, results of operations and financial condition will be materially and adversely affected.

  WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM ADVERTISING SERVICES. A CONTINUED DECREASE IN EXPENDITURES BY DIRECT MARKETERS AND ADVERTISERS OR A CONTINUED DOWNTURN IN THE ECONOMY COULD CAUSE OUR REVENUES TO DECLINE SIGNIFICANTLY IN ANY GIVEN PERIOD.

     We derive, and expect to continue to derive for the foreseeable future, a large portion of our revenue from products and services we provide to direct marketers, Web publishers, advertisers and advertising agencies. Expenditures by direct marketers and advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including online advertising, has been characterized in the last couple of years by increasing softness of demand, lower prices for advertisements, the reduction or cancellation of advertising contracts, an increased risk of uncollectible receivables from customers and the reduction of marketing and advertising budgets, especially for online advertising. As a result of these reductions, advertising spending across traditional media, as well as the Internet, has decreased. We cannot assure you that further reductions will not occur.

     The revenue outlook for DoubleClick TechSolutions is adversely affected by an environment where the supply of advertising inventory exceeds advertisers' demand. Under these circumstances, Web publishers tend to remove ad space from their Web sites in an effort to correct the supply-demand imbalance; other Web publishers may cut back on their Web presence or go out of business. Faced with smaller budgets, advertisers and advertising agencies purchase less advertising inventory and tend not to invest as much in online advertising. Consequently, the number of ad impressions delivered by DoubleClick TechSolutions have in the past declined and may in the future decline or fail to grow or the price that we can charge for our services may decline, which in either case would adversely affect our revenues. A decline in the economic prospects of direct marketers or the economy in general would also adversely impact the revenue outlook for our email business.

     DoubleClick Data, which provides products and services to direct marketers, may face similar pressures. Some direct marketers may respond to economic downturns by reducing the number of catalogs mailed, thereby possibly reducing the demand for DoubleClick Data's services. If direct marketing activities fail to grow or decline, our revenue could be adversely affected.

     We cannot assure you that further reductions in marketing spending will not occur. We also cannot assure you that if economic conditions improve, marketing budgets and advertising spending will increase, or not decrease, from current levels. A continued decline in the economic prospects of marketers or the economy in general could alter current or prospective marketers' spending priorities or increase the time it takes to close a sale with a customer. As a result, our revenues from marketing and advertising services may decline significantly in any given period.

  WE DO NOT OFTEN MAINTAIN LONG-TERM AGREEMENTS WITH OUR CUSTOMERS AND MAY BE UNABLE TO RETAIN CUSTOMERS, ATTRACT NEW CUSTOMERS OR REPLACE DEPARTING CUSTOMERS WITH CUSTOMERS THAT CAN PROVIDE COMPARABLE REVENUES.

     Many of our contracts with our customers are short-term. We cannot assure you that our customers will continue to use our products and services or that we will be able to replace, in a timely or effective manner, departing customers with new customers that generate comparable revenues. Further, we cannot assure you that our customers will continue to generate consistent amounts of revenues over time. Our failure to develop and sustain long-term relationships with our customers would materially and adversely affect our results of operations.

  MANY OF OUR CUSTOMERS CONTINUE TO EXPERIENCE BUSINESS CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Some of our customers have experienced, and may continue to experience, difficulty raising capital and supporting their current operations and implementing their business plans, or may be anticipating such difficulties and, therefore, may elect to scale back the resources they devote to marketing in general and our offerings in particular. These customers may not be able to discharge their payment and other obligations to us. The non-payment or late payment of amounts due to us from our customers could negatively impact our financial condition. If the current business environment for our customers does not improve, our business, results of operations and financial condition could be materially adversely affected. In addition, failure of our customers to comply with federal, state or local laws or our policies could damage our reputation and adversely affect our business, results of operations or financial condition.

  INDUSTRY SHIFTS, CONTINUING EXPANSION OF OUR PRODUCTS AND SERVICES AND OTHER CHANGES MAY STRAIN OUR MANAGERIAL, OPERATIONAL, FINANCIAL AND INFORMATION SYSTEM RESOURCES.

     In recent years, we have had to respond to significant changes in our industry. As a result, we have experienced industry shifts, continuing expansion of product and service offerings and other changes that have increased the complexity of our business and placed considerable demands on our managerial, operational and financial resources. We continue to increase and change the scope of our product and service offerings both domestically and internationally and to deploy our resources in accordance with changing business conditions and opportunities. To continue to successfully implement our business plan in our changing industry requires effective planning and management processes. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures and will need to continue to train and manage our workforce. We cannot assure you that management will be effective in attracting and retaining qualified personnel, integrating acquired businesses or otherwise responding to new business conditions. We also cannot assure you that our information systems, procedures or policies will be adequate to support our operations or that our management will be able to achieve the execution necessary to offer our products and services and implement our business plan successfully. Our inability to effectively respond to these challenges could materially and adversely affect our business, financial condition and results of operations.

  WE MAY NOT BE ABLE TO GENERATE PROFITS FROM MANY OF OUR PRODUCTS AND SERVICES.

     A significant part of our business model involves generating revenue by providing marketing technology and data products and services to direct marketers, Web publishers and advertisers. The long-term profit potential for our business model has not yet been proven, and we have not yet achieved full-year profitability. The profitability of our business model is subject to external and internal factors. Any single factor or combination of factors could limit the profit potential, long-term and short-term, of our business model.

     Like other businesses in the marketing and advertising sectors, our revenue outlook is sensitive to downturns in the economy, including declines in advertising and marketing budgets. The profit potential of our business model is also subject to the acceptance of our products and services by direct marketers, Web publishers and advertisers. Intensive marketing and sales efforts may be necessary to educate prospective customers regarding the uses and benefits of, and to generate demand for, our products and services. Enterprises may be reluctant or slow to adopt a new approach that may replace existing techniques, or may feel that our offerings fall short of their needs. If these outcomes occur, it could have an adverse effect on the profit potential of our business model.

     Internal factors also influence the profit potential of our business model. In order to be profitable, our revenue must exceed the expense incurred by us to run our technology infrastructure, research and development, sales and marketing and all other operations. Our failure to achieve these results could adversely affect the profit potential of our business model.

  MISAPPROPRIATION OF CONFIDENTIAL INFORMATION COULD CAUSE US TO LOSE CUSTOMERS OR INCUR LIABILITY.

     We currently retain highly confidential information of our customers in secure database servers. Although we observe security measures throughout our operations, we cannot assure you that we will be able to prevent unauthorized individuals from gaining access to these database servers. Any unauthorized access to our servers, or abuse by our employees, could result in the theft of confidential customer information. If confidential customer information is compromised, we could lose customers or become

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subject to liability or litigation and our reputation could be harmed, any of which could materially and adversely affect our business and results of operations.

  DIRECT MARKETING, ONLINE ADVERTISING AND RELATED PRODUCTS AND SERVICES ARE COMPETITIVE MARKETS AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

     The market for marketing technology and data products and services is very competitive. We expect this competition to continue because there are low barriers to entry for several of our businesses. Also, industry consolidation may lead to stronger, better capitalized entities against which we must compete. We expect that we will encounter additional competition from new sources as we expand our product and service offerings.

     We believe that our ability to compete depends on many factors both within and beyond our control, including the following:

     - the features, performance, price and reliability of products and services offered either by us or our competitors;

     - the launch timing and market success of products and services developed either by us or by our competitors;

     - our ability to adapt and scale our products and services, and to develop and introduce new products and services that respond to market needs;

     - our ability to adapt to evolving technology and industry standards;

     - our customer service and support efforts;

     - our sales and marketing efforts; and

     - the relative impact of general economic and industry conditions on either us or our competitors.

     Our divisions face competition from a variety of sources. DoubleClick TechSolutions competes with providers of software, service bureau solutions and inhouse solutions for the delivery of Web ads and email for direct marketers, Web publishers and advertisers. We also compete indirectly with providers of other solutions for online advertising, such as providers of paid search services.

     DoubleClick Data competes with data aggregation companies, providers of database marketing services and providers of information products and marketing research services to the direct marketing industry. We also compete indirectly with others, such as providers of customer relationship management services, companies engaged in providing analytic services and other companies that facilitate marketing automation.

     Many of our existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than do we. These factors could allow them to compete more effectively than we can, including devoting greater resources to the development, promotion and sale of their products and services, engaging in more extensive research and development, undertaking more far-reaching marketing campaigns, adopting more aggressive pricing policies and making more attractive offers to existing and potential employees, strategic partners, direct marketers, Web publishers and advertisers. We cannot assure you that our competitors will not develop products or services that are equal or superior to our products and services or that achieve greater acceptance than our products and services. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective direct marketer, Web publisher, advertising and ad agency customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross profits and loss of market share. We cannot assure you that we will be able to compete successfully or that competitive pressures will not materially and adversely affect our business, results of operations or financial condition.

  OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF FUTURE OPERATING PERFORMANCE.

     Our revenue and results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

     - direct marketer, Web publisher and advertiser demand for our products and services;

     - Internet user traffic levels;

     - number and size of ad units per page on our customers' Web sites;

     - downward pricing pressures from current and potential customers for our products and services;

     - the introduction of new products or services by us or our competitors;

     - variations in the levels of capital, operating expenditures and other costs relating to our operations;

     - the size and timing of significant pre-tax charges, including for goodwill impairment, and the write-down of assets and restructuring charges and credits, such as those relating to idle or excess facilities and severance;

     - costs related to any acquisitions or dispositions of technologies or businesses;

     - general seasonal and cyclical fluctuations; and

     - general economic and industry conditions.

     We may not be able to adjust spending quickly enough to offset any unexpected revenue shortfall. Our expenses include upgrading and enhancing our ad management and email delivery technology, expanding our product and service offerings, marketing and supporting our products and services and supporting our sales and marketing operations. If we have a shortfall in revenue in relation to our expenses, or if our expenses exceed revenue, then our business, results of operations and financial condition could be materially and adversely affected. These results would likely affect the market price of our common stock in a manner that may be unrelated to our long-term operating performance.

     Our business is subject to seasonal fluctuations. Advertisers generally place fewer advertisements during the first and third calendar quarters of each year, which directly affects the DoubleClick TechSolutions business. Further, Internet user traffic typically drops during the summer months, which reduces the amount of online advertising. The direct marketing industry generally uses our data services more in the third calendar quarter based on plans for holiday season mailings, which directly affects the DoubleClick Data business. The email technology business may experience seasonal patterns similar to the traditional direct marketing industry, which typically generates lower revenues earlier in the calendar year and higher revenues during the calendar year-end months.

     As a result, we believe that period-to-period comparisons of our results of operations may not be indicators of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

 WE MAY NOT BE ABLE TO CONTINUE TO GROW THROUGH ACQUISITIONS OF OR INVESTMENTS IN OTHER COMPANIES.

     Our business has expanded rapidly in part as a result of acquisitions or investments in other companies, including the acquisitions of Abacus Direct, NetGravity, FloNetwork, MessageMedia, Protagona and Computer Strategy Coordinators. We may continue to acquire or make investments in other complementary businesses, products, services or technologies as a means to grow our business. From time to time we have had discussions with other companies regarding our acquiring, or investing in, their businesses, products, services or technologies. We cannot assure you that we will be able to identify other suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make other acquisitions or investments on commercially acceptable terms, if at all. Even if we agree to buy a company, technology or other assets, we cannot assure you that we will be successful in consummating the purchase. If we are unable to continue to expand through acquisitions, our revenue may decline or fail to grow.

     We are also minority investors in a few technology companies, including AdLINK, MaxWorldwide and DoubleClick Japan. Our investments have decreased in value in the past, and may decrease in the future, as a result of market volatility, and periodically, we have recorded charges to earnings for all or a portion of the unrealized loss due to declines in market value considered to be other than temporary. The market value of these investments may decline in future periods due to the continued volatility in the stock market in general, or the market prices of securities of technology companies in particular, and we may be required to record further charges to earnings as a result. Further, we cannot assure you that we will be able to sell these securities at or above our cost basis. We have recorded goodwill in connection with a number of our acquired businesses, including MessageMedia and FloNetwork. As a result of significantly lower-than-expected revenue generated to date and considerably reduced estimates of future performance, we have in the past recognized impairment charges with respect to the goodwill of some acquired businesses. If market conditions require, we may in the future record additional impairments in the value of our acquired businesses.

 WE MAY NOT MANAGE THE INTEGRATION OF ACQUIRED COMPANIES SUCCESSFULLY OR ACHIEVE DESIRED RESULTS.

     As a part of our business strategy, we have in the past entered into, and could in the future enter into, a number of business combinations and acquisitions. Acquisitions are accompanied by a number of risks, including:

     - the difficulty of assimilating the operations and personnel of the acquired companies;

     - the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

     - the difficulty of incorporating acquired technology and rights into our products and services;

     - unanticipated expenses related to technology and other integration;

     - difficulties in disposing of the excess or idle facilities of an acquired company or business;

     - difficulties in maintaining uniform standards, controls, procedures and policies;

     - the impairment of relationships with employees and customers as a result of the integration of new management personnel;

     - the inability to develop new products and services that combine our knowledge and resources and our acquired businesses or the failure for a demand to develop for the combined companies' new products and services;

     - potential failure to achieve additional sales and enhance our customer base through cross-marketing of the combined company's products to new and existing customers;

     - potential litigation resulting from our business combinations or acquisition activities; and

     - potential unknown liabilities associated with the acquired businesses.

     We may not succeed in addressing these risks or other problems encountered in connection with these business combinations and acquisitions. If so, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

 DISRUPTION OF OUR SERVICES DUE TO UNANTICIPATED PROBLEMS OR FAILURES COULD HARM OUR BUSINESS.

     Our DART ad management and DARTmail technologies reside in our data centers in multiple locations in the United States and abroad. Continued and uninterrupted performance of our technology is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to deliver advertisements without significant delay to the viewer or our ability to deliver a customer's online marketing campaign. Sustained or repeated system failures would reduce the attractiveness of our products and services to our customers and could result in contract terminations, fee rebates or credits, for damages resulting from claims or litigation, thereby reducing revenue. Slower response time or system failures may also result from straining the capacity of our technology due to an increase in the volume of advertising delivered through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

     Our operations are dependent on our ability to protect our computer systems against damage from natural disasters, fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. In addition, interruptions in our products or services could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of our products and services. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts, delays or destroys our operations. Some of our data centers are located at facilities provided by a third party, and if these parties are unable to adequately protect our data centers, our business, results of operations and financial conditions could be materially and adversely affected.

 WE DEPEND ON THIRD-PARTY INTERNET AND TELECOMMUNICATIONS PROVIDERS, OVER WHOM WE HAVE NO CONTROL, TO OPERATE OUR SERVICES. INTERRUPTIONS IN OUR SERVICES CAUSED BY ONE OF THESE PROVIDERS COULD HAVE AN ADVERSE EFFECT ON REVENUE AND SECURING ALTERNATE SOURCES OF THESE SERVICES COULD SIGNIFICANTLY INCREASE EXPENSES.

     We depend heavily on several third-party providers of Internet and related telecommunication services, including hosting and co-location facilities, in delivering our products and services. These companies may not continue to provide services to us without disruptions in service, at the current cost or at all. The costs associated with any transition to a new service provider could be substantial, and require us to reengineer our computer systems and telecommunications infrastructure to accommodate a new service provider. This process could be both expensive and time consuming. In addition, failure of our Internet and related telecommunications providers to provide the data communications capacity in the time frame we require could cause interruptions in the services we provide. Unanticipated problems affecting our computer and telecommunications systems in the future could cause interruptions in the delivery of our services, causing a loss of revenue and potential loss of customers.

 WE ARE DEPENDENT ON KEY PERSONNEL AND ON KEY EMPLOYEE RETENTION AND RECRUITING FOR OUR FUTURE SUCCESS.

     Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel. We do not have employment agreements with most of these executives and do not maintain key person life insurance on any of these executives. The loss of the services of one or more of our key employees could significantly delay or prevent the achievement of our product development and other business objectives and could harm our business. Our future success also depends on our continuing ability to attract, retain and motivate highly skilled employees for key positions. There is competition for qualified employees in our industry. We may not be able to retain our key employees or attract, assimilate and retain other highly qualified employees in the future.

     We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications for certain positions.

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

  IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS.

     Our success and ability to effectively compete are substantially dependent on the protection of our proprietary technologies, patents, trademarks, service marks, copyrights and trade secrets, which we protect through a combination of patent, trademark, copyright, trade secret, unfair competition and contract law. We cannot assure you that any of our intellectual property rights will be viable or of value in the future.

     In September 1999, the U.S. Patent and Trademark Office issued to us a patent that covers our DART ad serving and ad management technology. We are currently seeking reissue of this patent, which would limit the scope of the existing patent, and this reissue proceeding is pending before the U.S. Patent and Trademark Office. The patent examiner has raised some objections to our reissue application. Although we are contesting these objections, we cannot assure you that this patent will be reissued. We own other patents, and have patent applications pending for some of our other technology. We cannot assure you that the patent applications that we have filed in the United States and internationally will be issued or that patents issued or acquired by us now or in the future will be valid and enforceable or provide us with any meaningful protection.

     We also have rights in the trademarks and service marks that we use to market our products and services. These marks include DOUBLECLICK(R), DART(R), DARTMAIL(R), ABACUS(TM), DOUBLECLICK ENSEMBLE(TM), SITEADVANCE(TM), CHANNELVIEW(R) and MOTIF(TM). We have applied to register certain of our trademarks and service marks in the United States and internationally. We cannot assure you that any of these current or future applications will be approved. Even if these marks are registered, these marks may be invalidated or successfully challenged by others. If our trademarks or service marks are not registered because third parties own these marks, our use of these marks will be restricted unless we are able to enter into arrangements with these parties, which may not be available on commercially reasonable terms, if at all.

     We also enter into confidentiality, assignments of proprietary rights and license agreements, as appropriate, with our employees, consultants and business and technology partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, we cannot be certain that the steps we take to prevent unauthorized use of our intellectual property rights are sufficient to prevent misappropriation of our products and services or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States. In addition, we cannot assure you that we will be able to adequately enforce the contractual arrangements that we have entered into to protect our proprietary technologies and intellectual property. If we lose our intellectual property rights, this could have a material and adverse impact on our business, financial condition and results of operations.

  IF WE FACE A CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT, WE MAY BE LIABLE FOR DAMAGES AND BE REQUIRED TO MAKE CHANGES TO OUR TECHNOLOGY OR BUSINESS.

     Infringement claims may be asserted against us, which could adversely affect our reputation and the value of our intellectual property rights. From time to time, we have been, and we expect to continue to be, subject to claims or notices in the ordinary course of our business, including assertions of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our customers. We do not conduct exhaustive patent searches to determine whether our technology infringes patents held by others. In addition, the protection of proprietary rights in Internet-related industries is inherently uncertain due to the rapidly evolving technological environment. As such, there may be numerous patent applications pending, many of which are confidential during a large part of their prosecution, that provide for technologies similar to ours.

     Third-party infringement claims and any resultant litigation against us or our technology partners or providers, should it occur, could subject us to significant liability for damages, restrict us from using our or their technology or operating our business generally, or require changes to be made to our technology. Even if we prevail, litigation is time consuming and expensive to defend and would result in the diversion of management's time and attention. Claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into royalty, licensing or other similar agreements with the third parties asserting these claims.

     Such agreements, if required, may not be available on terms acceptable to us, or at all. If we are unable to enter into these types of agreements, we would be required to either cease using the subject product or change the technology underlying the applicable product. If a successful claim of infringement is brought against us and we fail to develop non-infringing technology as an alternative, or to license the infringed or similar technology on a timely basis, it could materially adversely affect our business, financial condition and results of operations.

  OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED BY LAWSUITS RELATED TO PRIVACY, DATA PROTECTION AND OUR BUSINESS PRACTICES.

     We have been a defendant in several lawsuits alleging, among other things, that we unlawfully obtain and use Internet users' personal information and that our use of ad serving cookies violates various laws. We have also been the subject of inquiries involving the Federal Trade Commission and the attorneys general of several states relating to our practices in the collection, maintenance and use of information about, and our disclosure of these information practices to, Internet users. Although the last of these particular matters was resolved in 2002, we may in the future be subject to additional claims or regulatory inquiries with respect to our business practices. Class action litigation and regulatory inquiries of these types are often expensive and time consuming and their outcome may be uncertain.

     Any additional claims or regulatory inquiries, whether successful or not, could require us to devote significant amounts of monetary or human resources to defend ourselves and could harm our reputation. We may need to spend significant amounts on our legal defense, senior management may be required to divert their attention from other portions of our business, new product launches may be deferred or canceled as a result of any proceedings, and we may be required to make changes to our present and planned products or services, any of which could materially and adversely affect our business, financial condition and results of operations. If, as a result of any proceedings, a judgment is rendered or a decree is entered against us, it may materially and adversely affect our business, financial condition and results of operations and harm our reputation.

     We may be held liable to third parties for the content in the advertising and emails we deliver on behalf of our customers. We may be held liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory. Any claims or counterclaims could be time consuming, result in costly litigation or divert management's attention.

  OUR BUSINESS DEPENDS IN PART ON SUCCESSFUL ADAPTATION OF OUR BUSINESS TO INTERNATIONAL MARKETS, IN WHICH WE HAVE LIMITED EXPERIENCE. FAILURE TO SUCCESSFULLY MANAGE THE RISKS OF INTERNATIONAL OPERATIONS, INCLUDING SALES AND MARKETING EFFORTS, WOULD HARM OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We have operations in a number of countries and have limited experience in developing localized versions of our products and services and in marketing, selling and distributing our products and services internationally. We sell our technology products and services through our directly and indirectly owned subsidiaries primarily located in Australia, Canada, France, Germany, Spain, Ireland, the United Kingdom and Hong Kong. In Japan, we sell our technology products and services through DoubleClick Japan, of which we own approximately 15%. We also operate the DoubleClick Data business in the United Kingdom and Japan.

     Our international operations are subject to other inherent risks, including:

     - the high cost of maintaining international operations;

     - uncertain demand for our products and services;

     - the impact of recessions in economies outside the United States;

     - changes in regulatory requirements;

     - more restrictive data protection regulation;

     - reduced protection for intellectual property rights in some countries;

     - potentially adverse tax consequences;

     - difficulties and costs of staffing and managing foreign operations;

     - cultural differences in the conduct of business;

     - political and economic instability;

     - fluctuations in currency exchange rates; and

     - seasonal fluctuations in Internet usage and marketing and advertising spending.

     These risks may have a material and adverse impact on the business, results of operations and financial condition of our operations in a particular country and could result in a decision by us to reduce or discontinue operations in that country. The combined impact of these risks in each country may also materially and adversely affect our business, results of operations and financial condition as a whole.

  ANTI-TAKEOVER PROVISIONS IN OUR CHARTER, BY-LAWS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

     Some of the provisions of our amended and restated certificate of incorporation, our amended and restated by-laws and Delaware law could, together or separately:

     - discourage potential acquisition proposals;

     - delay or prevent a change in control; or

     - impede the ability of our stockholders to change the composition of our board of directors in any one year.

     As a result, it could be more difficult for third parties to acquire us, even if doing so might be beneficial to our stockholders. Difficulty in acquiring us could, in turn, limit the price that investors might be willing to pay for shares of our common stock.

  FUTURE SALES OF OUR COMMON STOCK MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     As of September 30, 2003, we had 137,546,011 shares of common stock outstanding, excluding 18,185,616 shares subject to options outstanding as of such date under our stock option plans that are exercisable at prices ranging from $0.01 to $1,134.80 per share. We cannot predict the effect, if any, that future sales of common stock or the availability of shares of common stock for future sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock, including shares issued upon the exercise of stock options, or the perception that such sales could occur, may materially reduce prevailing market prices for our common stock.

                         RISKS RELATING TO OUR INDUSTRY

  DIRECT MARKETERS AND ADVERTISERS MAY BE RELUCTANT TO DEVOTE A PORTION OF THEIR BUDGETS TO MARKETING TECHNOLOGY AND DATA PRODUCTS AND SERVICES OR ONLINE ADVERTISING.

     Companies doing business on the Internet, including DoubleClick, must compete with traditional advertising media, including television, radio, cable and print, for a share of advertisers' total marketing budgets. Potential customers may be reluctant to devote a significant portion of their marketing budget to online advertising or marketing technology and data products and services if they perceive the Internet or direct marketing to be a limited or ineffective marketing medium. Any shift in marketing budgets away from marketing technology and data products or services or online advertising spending, including a shift to paid search services, could materially and adversely affect our business, results of operations or financial condition. In addition, online advertising could lose its appeal to those direct marketers and advertisers using the Internet as a result of excessive numbers of banner advertisements on the Web, Internet users installing "filter" software programs that allow them to block advertisements, and the limitations of the contents of advertisements on the Internet compared to other forms of media.

  THE LACK OF APPROPRIATE ADVERTISING MEASUREMENT STANDARDS OR TOOLS MAY CAUSE US TO LOSE CUSTOMERS OR PREVENT US FROM CHARGING A SUFFICIENT AMOUNT FOR OUR PRODUCTS AND SERVICES.

     Because online marketing technology and data products and services remain relatively new disciplines, there are currently no generally accepted methods or tools for measuring the efficacy of online marketing and advertising as there are for advertising in television, radio, cable and print. Many traditional advertisers may be reluctant to spend sizable portions of their budget on online marketing and advertising until there exist widely accepted methods and tools that measure the efficacy of their campaigns.

     We could lose customers or fail to gain customers if our products and services do not utilize the measuring methods and tools that may become generally accepted. Further, new measurement standards and tools could require us to change our business and the means used to charge our customers, which could result in a loss of customer revenues.

  IF THE DELIVERY OF INTERNET ADVERTISING ON THE WEB, OR THE DELIVERY OF OUR EMAIL MESSAGES, IS LIMITED OR BLOCKED, DEMAND FOR OUR PRODUCTS AND SERVICES MAY DECLINE.

     Our business may be adversely affected by the adoption by computer users of technologies that harm the performance of our products and services. For example, computer users may use software designed to filter or prevent the delivery of Internet advertising or Internet browsers set to block the use of cookies. We cannot assure you that the number of computer users who employ these or other similar technologies will not increase, thereby diminishing the efficacy of our products and services. In the case that one or more of these technologies becomes widely adopted by computer users, demand for our products and services would decline.

     We also depend on our ability to deliver emails over the Internet through Internet service providers and private networks. Internet service providers are able to block messages from reaching their users and we do not have, nor are we required to have, agreements with any Internet service providers to deliver emails to their customers. As a result, we could experience periodic temporary or permanent blockages of our delivery of emails to their customers, which would limit the effectiveness of our email marketing. Some Internet service providers also use proprietary technologies to handle and deliver email. If Internet service providers or private networks materially limit or block the delivery of our emails, or if our technology fails to be compatible with their email technologies, then our business, results of operations or financial condition could be materially and adversely affected. In addition, the effectiveness of email marketing may decrease as a result of increased consumer resistance to email marketing in general.

  NEW LAWS OR REGULATION IN THE UNITED STATES AND INTERNATIONALLY, AND UNCERTAINTIES REGARDING THE APPLICATION OR INTERPRETATION OF EXISTING LAWS AND REGULATIONS, COULD HARM OUR BUSINESS.

     Laws applicable to Internet communications, e-commerce, Internet advertising, privacy and data protection, the collection and sharing of data, direct marketing and email marketing are becoming more prevalent in the United States and worldwide. For example, various U.S., state and foreign governments may attempt to regulate our ad delivery or levy sales or other taxes on our activities, and numerous states and foreign countries have enacted or proposed legislation regulating the sending of unsolicited emails.

     In addition, many areas of the law affecting the Internet remain largely unsettled, even in areas where there has been some legislative action. It is difficult to determine whether and how existing laws such as those governing intellectual property, privacy and data protection, libel, data security and taxation apply to the Internet, online and offline marketing and advertising and our businesses.

     The growth and development of Internet commerce has prompted calls for more stringent consumer protection laws, both in the United States and abroad. These proposals may seek to impose additional burdens on companies conducting business over the Internet and may be considered through legislative action or ballot initiatives.

     Potential limitations on the collection and use of information relating to the Internet and direct marketing, particularly relating to email marketing, are being considered by legislatures and regulatory agencies in the United States and internationally. We are unable to predict whether any particular proposal will pass, or the nature of the limitations that may be imposed. In addition, it is possible that changes to existing law, including both amendments to existing laws and new interpretations of existing law, could have a material and adverse impact on our business, financial condition and results of operations.

     The following are examples of legislation enacted or currently being considered in the United States and internationally:

     - Legislation has been enacted in some countries and proposed in the United States to regulate the use of cookie technology. Our technology uses cookies for ad targeting and reporting, among other things. The changes required for us to comply with newly imposed requirements may be commercially unfeasible, or simply unattainable. We may, therefore, be required to discontinue the relevant business practice.

     - Data protection officials in some European countries have asserted that Internet protocol addresses and cookies are intrinsically personally identifiable information thereby subject to privacy standards that may be more stringent than those in the U.S. We cannot assure you that our current policies and procedures would meet these more restrictive standards. The cost of such compliance could be material and we may not be able to comply with the applicable national regulations in a timely or cost-effective manner.


     - The U.S. and many foreign countries have laws that prohibit or restrict the transmission of unsolicited commercial email. The first U.S. national legislation regulating unsolicited commercial email, which was passed by Congress on December 8, 2003 and is expected to be signed by the President, would require, among other things, that senders provide recipients an online or email mechanism to decline, or opt out, from receiving future email messages from the sender. This U.S. law would grant the Federal Trade Commission the authority to issue regulations concerning commercial email, including, for example, possible future labeling requirements and a possible future national "Do Not E-Mail" registry. This U.S. law would preempt state laws pertaining to unsolicited commercial email, except for provisions that prohibit falsity or deception in commercial emails or attachments. Thus, California would be barred from implementing a new law that would have required email advertisers to obtain prior consent from recipients with whom they have no current or pre-existing business relationship. Some foreign countries, including the countries of the European Union, presently or may in the future impose prior consent, or opt in, requirements for sending commercial emails to consumers. Although our email delivery is consent-based, it is possible that existing or future legislation or related regulations may require us to change our current email practices, may make email a less effective or more costly method of communication, or may subject us to increased liabilities.


     Any legislation enacted or regulation issued could dampen the growth and acceptance of our industry in general and of our offerings in particular. Our business could be negatively impacted by new laws or regulations applicable to direct marketing or the Internet, the application or interpretation of existing laws and regulations to direct marketing or the Internet or the application or interpretation of new laws and regulations to our business. In response to evolving legal requirements, we may be compelled to change or discontinue an existing offering, business or business model, or to cancel a proposed offering or new business. Any of these circumstances could have a material and adverse impact on our business, financial condition and results of operations. These changes could also require us to incur significant expenses or subject us to liability, and we may not find ourselves able to replace the revenue lost as a consequence of the changes.

     We are a member of the Network Advertising Initiative, including its Email Service Provider Coalition, and the Direct Marketing Association, both industry self-regulatory organizations. We cannot assure you that these organizations or similar organizations will not adopt additional, more burdensome guidelines, compliance with which could materially and adversely affect our business, financial condition and results of operations.

  OUR BUSINESS MAY SUFFER IF THE WEB INFRASTRUCTURE IS UNABLE TO EFFECTIVELY SUPPORT THE GROWTH IN DEMAND PLACED ON US.

     Our success will depend, in large part, upon the maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security and timely development of enabling products, such as high speed modems, for providing reliable Web access and services and improved content. We cannot assure you that the Web infrastructure will continue to effectively support the demands placed on us as the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our products and services accordingly. Furthermore, the Web has experienced a variety of outages and other delays due to damage to portions of its infrastructure. These outages and delays could impact the direct marketers, Web publishers and advertisers using our products and services.

  DOUBLECLICK DATA IS DEPENDENT ON THE SUCCESS OF THE DIRECT MARKETING INDUSTRY FOR OUR FUTURE SUCCESS.

     The future success of DoubleClick Data is dependent in large part on the continued demand for our services from the direct marketing industry, including the catalog industry, as well as the continued willingness of catalog operators to contribute their data to us. Most of our Abacus customers are large consumer merchandise catalog operators in the United States, with a number of operators in the United Kingdom. A significant downturn in the direct marketing industry generally, including the catalog industry, or withdrawal by a substantial number of catalog operators from the Abacus Alliance, would have a material adverse effect on our business, financial condition and results of operations. If email marketing or electronic commerce, including the purchase of merchandise and the exchange of information via the Internet or other media, increases significantly in the future, companies that now rely on catalogs or other direct marketing avenues to market their products may reallocate resources toward these new direct marketing channels and away from catalog-related marketing or other direct marketing avenues, which could adversely affect demand for some DoubleClick Data services. In addition, the effectiveness of direct mail as a marketing tool may decrease as a result of consumer saturation and increased consumer resistance to direct mail in general.

  INCREASES IN POSTAL RATES AND PAPER PRICES COULD HARM DOUBLECLICK DATA.

     The direct marketing activities of our Abacus Alliance customers are adversely affected by postal rate increases, especially increases that are imposed without sufficient advance notice to allow adjustments to be made to marketing budgets. Higher postal rates may result in fewer mailings of direct marketing materials, with a corresponding decline in the need for some of the direct marketing services offered by us. Increased postal rates can also lead to pressure from our customers to reduce our prices for our services in order to offset any postal rate increase. Higher paper prices may also cause catalog companies to conduct fewer or smaller mailings which could cause a corresponding decline in the need for our products and services. Our customers may aggressively seek price reductions for our products and services to offset any increased materials cost.

                          RISKS RELATING TO THE NOTES

  THE NOTES ARE SUBORDINATED TO ANY SENIOR DEBT AND ALL THE OBLIGATIONS OF OUR SUBSIDIARIES.

     The notes are unsecured and subordinated in the right of payment to any existing and future senior debt. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior debt has been paid in full in cash or other payment satisfactory to the holders of the senior debt. As a result, there may not be sufficient assets remaining to pay amounts due on the notes then outstanding.

     Holders of the notes will be our creditors and not creditors of our subsidiaries. We currently conduct our operations both directly and through our subsidiaries. Accordingly, in the future we may become dependent upon the cash flow of our subsidiaries to meet some or all of our obligations, including our obligations under the notes. The ability of our creditors to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary's creditors, including trade creditors. The notes, therefore, effectively are subordinated to the liabilities, including trade payables, of our subsidiaries.


     The indenture does not prohibit or limit the incurrence of senior debt or the incurrence of other indebtedness and other liabilities by us or any of our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay our obligations on the notes. As of November 30, 2003, we had no senior debt outstanding and our subsidiaries had no debt or liabilities outstanding, other than those liabilities incurred in the ordinary course. We anticipate that from time to time we will incur additional indebtedness and other liabilities, including senior debt, and that from time to time our subsidiaries will incur additional indebtedness and other liabilities. See "Description of the Notes -- Subordination of Notes."


  WE ARE NOT REQUIRED BY THE INDENTURE TO COMPLY WITH FINANCIAL COVENANTS.

     The indenture does not contain any financial covenants. Consequently, we are not required under the indenture to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charge coverage or net worth, in order to maintain compliance with the terms of the indenture.

  OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS, AND THIS VOLATILITY COULD RESULT IN US BECOMING SUBJECT TO SECURITIES LITIGATION, WHICH IS EXPENSIVE AND COULD RESULT IN A DIVERSION OF RESOURCES.

     The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. Investors may be unable to resell their shares of our common stock issued upon conversion at or above the conversion price.

     Additionally, in the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

  OUR ABILITY TO REPURCHASE NOTES ON JULY 15, 2008, 2013 AND 2018, OR IF A DESIGNATED EVENT OCCURS, MAY
  BE LIMITED.

     On July 15, 2008, 2013 and 2018 or upon the occurrence of a change of control or a termination of trading (each as defined in this prospectus), each holder of notes will have the right, at the holder's option, to require us to repurchase such holder's notes. On such dates or if any such event were to occur, there can be no assurance that we would have sufficient funds to pay the repurchase price for all notes tendered by the holders of the notes. In addition, the terms of our existing or future financing or other agreements relating to indebtedness, including senior debt, may prohibit us from purchasing any notes and also may provide that a designated event, as well as certain other change of control events related to us, would constitute an event of default under such agreements. Moreover, the exercise by holders of the notes of their right to require us to repurchase the notes could cause a default under such agreements, even if the change of control itself does not result in a default under such agreements, due to the financial effect of such repurchase on us. If a purchase date or designated event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our then existing lenders to the purchase of notes or we could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consents or repay such borrowings, we would remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture and a further default under the terms of other indebtedness that we have entered into or may enter into from time to time. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the notes.

  THE CONTINGENT CONVERSION FEATURE OF THE NOTES COULD RESULT IN HOLDERS RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A NOTE IS CONVERTIBLE.

     The notes are convertible into shares of common stock only if specified conditions are met. If the specific conditions for conversion are not met, holders will not be able to convert their notes, and holders may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

 CONVERSION OF THE NOTES WILL DILUTE THE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS, INCLUDING HOLDERS WHO HAD PREVIOUSLY CONVERTED THEIR NOTES.

     The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

 NO PUBLIC MARKET FOR THE NOTES EXISTS, AND THE RESALE OF THE NOTES IS SUBJECT TO UNCERTAINTIES REGARDING THE EXISTENCE OF A TRADING MARKET FOR THE NOTES.

     The notes are a new issue of securities for which there is currently no public market. The notes are not listed, and we do not intend to list the notes, on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the notes will develop or that you or any other holder will be able to sell the notes.

     Moreover, even if you are able to sell your notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in the prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of notes, regardless of our prospects or financial performance.

     The initial purchasers have advised us that they currently intend to make a market in the notes. The initial purchasers are not obligated, however, to make a market in the notes, and they may discontinue any such market making at any time at their sole discretion. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Furthermore, if a market were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the price of our common stock, changes in the overall market for similar securities and prospects or financial performance of companies in our industry.

 THE TRADING PRICES OF THE NOTES COULD BE SIGNIFICANTLY AFFECTED BY THE TRADING PRICES OF OUR COMMON STOCK.

     We expect that the trading prices of the notes in the secondary market will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the notes than would be expected for nonconvertible debt securities.

     It is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the sale of the notes, or the perception that such sales may occur, could affect the price of our common stock.

     The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

 IF YOU HOLD NOTES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     If you hold notes, you will not be entitled to any rights with respect to our common stock, including without limitation voting rights, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or amended and restated by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

 WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We are not restricted from issuing additional common stock during the life of the notes. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the notes may be materially and adversely affected.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents our historical ratios of earnings to fixed charges for the periods indicated. Earnings consist of pretax income (loss) from our continuing operations before minority interest and losses from equity investees plus fixed charges. Fixed charges consist of interest, including amortization of deferred financing costs, and the portion of our rental expense that represents an appropriate interest factor. The pro forma ratio of earnings to fixed charges reflects the use of proceeds of the issuance of the zero coupon notes to redeem the $154.8 million of 4.75% convertible subordinated notes as if such redemption had occurred as of January 1, 2002 and 2003, respectively.

                                NINE MONTHS              FISCAL YEAR ENDED DECEMBER 31,
                            ENDED SEPTEMBER 30,     ----------------------------------------
                                   2003             2002     2001     2000     1999     1998
                            -------------------     ----     ----     ----     ----     ----
Ratio of earnings to fixed
  charges.................         3.27              --(a)    --(a)    --(a)    --(a)    --(a)
Pro forma ratio of
  earnings to fixed
  charges.................         4.88              --(b)    --       --       --       --

---------------

(a) Earnings available to cover fixed charges were inadequate for the years ended December 31, 2002, 2001, 2000, 1999 and 1998. Additional earnings of approximately $115.3 million, $260.7 million, $148.3 million, $46.5 million and $10.9 million for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, respectively, would have been required to attain a ratio of 1:1.

(b) Pro forma earnings available to cover fixed charges were inadequate for the year ended December 31, 2002. Additional earnings of approximately $115.3 million would have been required to attain a ratio of 1:1.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents that we incorporate by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate and other matters, as well as our management's beliefs and assumptions and other statements regarding matters that are not historical facts. These statements include, in particular, statements about our plans, strategies and prospects under the heading "Risk Factors" in this prospectus and under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents that we have incorporated in this prospectus by reference. For example, when we use words such as "projects," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," "would," "could" or "may," variations of such words or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus or in the documents that we incorporate by reference into this prospectus, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information in the section of this prospectus entitled "Risk Factors." We do not undertake any obligation to update forward-looking statements made by us.

     The documents that we incorporate by reference into this prospectus may also contain estimates made by independent parties relating to market size and growth. These estimates involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the accuracy of the estimates made by third parties. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus and the documents that we incorporate by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes by the selling securityholders.

     The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the notes or the shares of common stock issuable upon conversion of the notes. We will bear all other costs, fees and expenses incurred in effecting the registration of the notes and the shares of our common stock issuable upon conversion of the notes covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq National Market listing fees and the fees and expenses of our counsel and independent auditors.

                            SELLING SECURITYHOLDERS

     We issued the notes covered by this prospectus in a private placement on June 23, 2003. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the notes and shares of our common stock issuable upon conversion of the notes pursuant to this prospectus.

     The following table sets forth information with respect to the selling securityholders and the principal amount of notes and shares of our common stock issuable upon conversion of the notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the following selling securityholders to us in a questionnaire and related addendum and is as of the date specified by the security holders in those questionnaires and addenda.


                                                    SHARES OF
                                                   DOUBLECLICK                         SHARES OF
                                    PRINCIPAL        COMMON                           DOUBLECLICK
                                    AMOUNT OF         STOCK                             COMMON
                                      NOTES       BENEFICIALLY         NOTES             STOCK
                                   BENEFICIALLY    OWNED UPON       OWNED AFTER       OWNED AFTER
                                    OWNED THAT    CONVERSION OF    COMPLETION OF     COMPLETION OF
NAME OF SECURITYHOLDER             MAY BE SOLD    THE NOTES(1)    THE OFFERING(2)   THE OFFERING(2)
----------------------             ------------   -------------   ---------------   ---------------
Barclays Global Investors
  Diversified Alpha Plus Funds...      291,000         22,183            0                 0
Citadel Equity Fund Ltd..........   25,635,000      1,954,184            0                 0
Citadel Jackson Investment Fund
  Ltd............................    2,765,000        210,778            0                 0
Citigroup Global Markets FMR
  Salomon Smith Barney...........    1,543,000        117,624            0                 0
DBAG London......................   12,250,000        933,830            0                 0
Forest Fulcrum Fund LP...........      759,000         57,859            0                 0
Forest Global Convertible Fund,
  Ltd., Class A-5................    2,818,000        214,819            0                 0
Forest Multi-Strategy Master Fund
  SPC, on Behalf of its Multi-
  Strategy Segregated
  Portfolio......................    1,033,000         78,746            0                 0
JMG Triton Offshore Fund, Ltd....   14,000,000      1,067,235            0                 0
LDG Limited......................      471,000         35,904            0                 0
Lexington Vantage Fund c/o TQA
  Investors, L.L.C. .............      140,000         10,672            0                 0
LLT Limited......................      260,000         19,820            0                 0
Lyxor Forest Fund Ltd............    1,278,000         97,423            0                 0
NMS Services (Cayman) Inc........   16,000,000      1,219,697            0                 0

                                                    SHARES OF
                                                   DOUBLECLICK                         SHARES OF
                                    PRINCIPAL        COMMON                           DOUBLECLICK
                                    AMOUNT OF         STOCK                             COMMON
                                      NOTES       BENEFICIALLY         NOTES             STOCK
                                   BENEFICIALLY    OWNED UPON       OWNED AFTER       OWNED AFTER
                                    OWNED THAT    CONVERSION OF    COMPLETION OF     COMPLETION OF
NAME OF SECURITYHOLDER             MAY BE SOLD    THE NOTES(1)    THE OFFERING(2)   THE OFFERING(2)
----------------------             ------------   -------------   ---------------   ---------------
Relay 11 Holdings Co.............      185,000         14,102            0                 0
Sphinx Convertible Arbitrage
  SPC............................      108,000          8,232            0                 0
Sphinx Fund c/o TQA Investors,
  L.L.C. ........................      193,000         14,712            0                 0
TQA Master Fund, Ltd.............    7,308,000        557,096            0                 0
TQA Master Plus Fund, Ltd........    7,214,468        549,966            0                 0
UBS AG London Branch.............   16,000,000      1,219,697            0                 0
Univest Convertible Arbitrage
  Fund Ltd.......................      169,000         12,883            0                 0
Wachovia Bank National
  Association....................   16,000,000      1,219,697            0                 0
Xavex -- Convertible Arbitrage 4
  Fund...........................       99,000          7,546            0                 0
Xavex -- Convertible Arbitrage 7
  Fund c/o TQA Investors,
  L.L.C. ........................    1,278,000         97,423            0                 0
Zurich Institutional Benchmarks
  Master Fund, Ltd. c/o TQA
  Investors, L.L.C. .............      981,000         74,782            0                 0
Other(3)(4)......................    6,221,532        474,274            0                 0


---------------

(1) Assumes conversion of all of the selling securityholders' notes at the maximum conversion rate of 76.2311 shares per note. However, the maximum conversion rate is subject to adjustment as described under "Description of the Notes-Conversion Rate Adjustments." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) We do not know when or in what amounts a selling securityholder may offer notes or shares of our common stock issuable upon conversion of the notes for sale. The selling securityholders might not sell any or all of the notes or shares of our common stock issuable upon conversion of the notes offered by this prospectus. Because the selling securityholders may offer all or some of the notes or shares of our common stock issuable upon conversion of the notes pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of our common stock issuable upon conversion of the notes, we cannot estimate the number of the notes or shares of our common stock issuable upon conversion of the notes that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the notes or shares of our common stock issuable upon conversion of the notes covered by this prospectus will be held by the selling securityholders.

(3) Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus amendments or supplements, as required.

(4) Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any shares of our common stock other than the shares of our common stock issuable upon conversion of the notes.

Citigroup Global Markets Inc. has performed advisory services for us and was an initial purchaser of the notes. None of the other selling securityholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

                        VOTING/INVESTMENT CONTROL TABLE


NAME OF SECURITYHOLDER                          NATURAL PERSON OR PERSONS WITH VOTING OR DISPOSITIVE POWER
----------------------                          ----------------------------------------------------------
Barclays Global Investors Diversified Alpha
  Plus Funds.................................                     Michael A. Boyd
Citadel Equity Fund Ltd......................                  Kenneth C. Griffin(1)
Citadel Jackson Investment Fund Ltd..........                  Kenneth C. Griffin(2)
Citigroup Global Markets FMR Salomon Smith
  Barney.....................................                    Mark Richard Hunt
DBAG London..................................                        Dan Azzi
Forest Fulcrum Fund LP.......................                     Michael A. Boyd
Forest Global Convertible Fund, Ltd., Class
  A-5........................................                     Michael A. Boyd
Forest Multi-Strategy Master Fund SPC, on
  Behalf of its Multi-Strategy Segregated
  Portfolio..................................                     Michael A. Boyd
JMG Triton Offshore Fund, Ltd. ..............         Jonathan M. Glaser and Roger Richter(3)
LDG Limited..................................                           (4)
Lexington Vantage Fund c/o TQA Investors,
  L.L.C. ....................................                           (4)
LLT Limited..................................                     Michael A. Boyd
Lyxor Forest Fund Ltd........................                     Michael A. Boyd
NMS Services (Cayman) Inc. ..................                   R. Kevin Beauregard
Relay 11 Holdings Co.........................                     Michael A. Boyd
Sphinx Convertible Arbitrage SPC.............                     Michael A. Boyd
Sphinx Fund c/o TQA Investors, L.L.C. .......                           (4)
TQA Master Fund, Ltd. .......................                           (4)
TQA Master Plus Fund, Ltd. ..................                           (4)
UBS AG London Branch.........................      Tom Klein, Veronica Wilthew and Charlie Dietz
Univest Convertible Arbitrage Fund Ltd. .....                  Terri Engelman Rhoads
Wachovia Bank National Association...........                       Eric Peyton
Xavex -- Convertible Arbitrage 4 Fund........                     Michael A. Boyd
Xavex -- Convertible Arbitrage 7 Fund c/o TQA
  Investors, L.L.C. .........................                           (4)
Zurich Institutional Benchmarks Master Fund,
  Ltd. c/o TQA Investors, L.L.C. ............                           (4)


---------------


(1) Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the referenced notes beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate voting and investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the referenced notes held by Citadel Equity Fund Ltd.



(2) Citadel Limited Partnership is the trading manager of Citadel Jackson Investment Fund Ltd. and consequently has voting control and investment discretion over securities held by Citadel Jackson Investment Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the referenced notes beneficially owned by Citadel Jackson Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate voting and investment discretion over securities held by Citadel Jackson Investment Fund Ltd. Mr. Griffin disclaims beneficial ownership of the referenced notes held by Citadel Jackson Investment Fund Ltd.

(3) JMG Triton Offshore Fund, Ltd., or JMG Triton, is an international business company under the laws of the British Virgin Islands. JMG Triton's investment manager is Pacific Assets Management LLC, a Delaware limited liability company. Pacific Assets Management LLC is an investment advisor registered with the Securities and Exchange Commission and has voting and dispositive power over JMG Triton's investments, including the referenced notes. The equity interests of Pacific Assets Management LLC are owned by Pacific Capital Management, Inc., a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Assets Management LLC are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David, and Messrs. Glaser and Richter have sole investment and voting discretion over JMG Triton's portfolio holdings.



(4) The securityholder has informed us that TQA Investors, L.L.C. has voting or investment power over the referenced notes. TQA Investors, L.L.C. consists of the following five members: Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero. Mr. Butman serves as chief executive officer of TQA Investors, L.L.C.

                            DESCRIPTION OF THE NOTES

     We issued the notes under an indenture dated as of June 23, 2003, between us and The Bank of New York, as trustee.

     The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture and the notes. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

     As used in this "Description of the Notes," unless otherwise indicated, the words "DoubleClick," "we," "us," "our" or "the Company" refer to DoubleClick Inc. and not any of its subsidiaries.

GENERAL

     The notes are general unsecured and subordinated obligations of DoubleClick. The notes are limited to $135,000,000 aggregate principal amount. The notes will mature on July 15, 2023.

     The notes are subordinated to all existing and future senior debt of DoubleClick and are effectively subordinated to all liabilities of our subsidiaries. We currently conduct our operations directly and through our subsidiaries. Accordingly, we may in the future be dependent upon the cash flow of our subsidiaries to meet some or all of our obligations, including our obligations under the notes. Our subsidiaries are not liable for payment of the notes. See "-- Subordination of Notes."

     You have the option, subject to fulfillment of certain conditions described below, to convert your notes into shares of our common stock, at a conversion rate of 76.2311 shares of common stock per $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $13.12 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only shares of our common stock and cash in lieu of any fractional shares thereof.

     If any liquidated damages payment date, maturity date, redemption date, designated event purchase date or purchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the liquidated damages payment date, maturity date, redemption date, designated event purchase date or purchase date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

INTEREST

     The notes do not bear interest and do not accrete, and the yield to maturity will be zero unless we are obligated to pay liquidated damages as described below under "-- Registration Rights."

OPTIONAL REDEMPTION

     No sinking fund is provided for the notes. Prior to July 15, 2008, the notes will not be redeemable. On or after July 15, 2008, we may redeem for cash all or part of the notes at any time, upon not less than 30 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of notes, for a price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid liquidated damages to the redemption date.

     If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by any other method the trustee considers fair and appropriate.

     If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed, to the extent practicable, to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to:

     - issue, register the transfer of or exchange any note during a period of 15 days before the mailing of the redemption notice; or

     - register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

CONVERSION RIGHTS

     Subject to the conditions described below, holders may convert each of their notes into shares of our common stock at a conversion rate of 76.2311 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $13.12 per share of common stock) at any time prior to the close of business on July 15, 2023. The conversion rate will be subject to adjustment as described below. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

     Upon conversion we will deliver to you a fixed number of shares of our common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock will be deemed to satisfy our obligation to pay the principal amount of the notes.

     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

     If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable, duly completed conversion notice (or otherwise comply with applicable DTC procedures), together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the holder's behalf, convert the notes into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date. The trustee will initially act as the conversion agent.

     If a holder has already delivered a purchase notice as described under either "-- Purchase of Notes by Us at the Option of the Holder" or "-- Designated Event Permits Holders to Require Us to Purchase Notes" with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

     Holders may surrender their notes for conversion into shares of our common stock prior to stated maturity under the following circumstances:

  CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION

     A holder may surrender any of its notes for conversion into shares of our common stock in any calendar quarter (and only during such calendar quarter) after the quarter ending September 30, 2003, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day.

     The "last reported sale price" of our common stock means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

  CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION

     A holder may surrender any of its notes for conversion into our common stock prior to maturity during the five business days immediately following any five consecutive trading day period in which the trading price per $1,000 principal amount of notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the then applicable conversion rate of such notes on each such day; provided, however, that a holder may not convert notes in reliance on this provision after July 15, 2018 if on any trading day during such five consecutive trading day period the last reported sale price of our common stock was between the then current conversion price of the notes and 120% of the conversion price of the notes.

     For financial accounting purposes, the ability to convert upon satisfaction of trading price condition will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any material changes in its value will be reflected in our future income statements, in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

     The "trading price" of the notes of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes on such date will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the then applicable conversion rate.

     The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the then applicable conversion rate; at which time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the last reported sale price of our common stock and the then applicable conversion rate.

  CONVERSION UPON REDEMPTION

     If we redeem the notes, holders may convert their notes into our common stock at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at such time.

  CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

     If we elect to:

     - distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock at the time of the distribution; or

     - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 12.5% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, or if such transaction constitutes a change of control, as defined below, until the corresponding designated event purchase date. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, assets, securities or other property which the holder would have received if the holder had converted its notes immediately prior to the transaction. If the transaction also constitutes a change of control, a holder can require us to purchase all or a portion of its notes as described below under "-- Designated Event Permits Holders to Require Us to Purchase Notes."

  CONVERSION RATE ADJUSTMENTS

     The conversion rate will be subject to adjustment upon the following events:

          (1) the issuance of our common stock as a dividend or distribution on our common stock;

          (2) the distribution to all holders of our common stock of rights or warrants to purchase our common stock, for a period expiring within 45 days after the date of the distribution, at a price per share less than the current market price;

          (3) certain subdivisions and combinations of our common stock;

          (4) the distribution to all holders of our common stock of capital stock, other than common stock, or evidences of indebtedness, cash, rights or warrants, or other assets, including securities, but excluding those rights, warrants, dividends and distributions referred to in clauses (1) or (2) above or distributions paid exclusively in cash;

          (5) distributions consisting exclusively of cash, but only if the aggregate cash distribution, together with the sum of (a) the aggregate amount of any other distributions made exclusively in cash to all holders of common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution, or distribution record date, and in respect of which no conversion rate adjustment has been made plus (b) the aggregate amount of all excess payments, as defined below, in respect of any tender or exchange offers or other negotiated transactions by us or any of our subsidiaries for common stock concluded within the 12 months preceding the distribution record date and in respect of which no conversion rate adjustments have been made, exceeds 2% of the product of the current market price per share on the distribution record date and the number of shares of our common stock outstanding on such date; and

          (6) payment in respect of a tender offer or exchange offer by us or any of our subsidiaries for all or any portion of our common stock to the extent that the aggregate amount of such cash and value of any other consideration included in such payment per share of common stock exceeds 12.5% of the product of the current market price per share on the expiration date of such tender or exchange offer and the number of shares of our common stock outstanding on such date.

     If we reclassify or change our outstanding common stock (other than changes to the par value or resulting from a subdivision or a combination), or consolidate with or merge into any person (other than a merger where we are the continuing corporation and which does not result in a reclassification or change in the common stock), or transfer all or substantially all our assets determined on a consolidated basis, the notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the notes would have owned immediately after any such transaction if the holders had converted the notes immediately before the effective date of such transaction.

     The indenture also provides that if rights, warrants or options expire unexercised, the conversion rate shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

     In the event of a taxable distribution to holders of our common stock or in certain other circumstances requiring conversion rate adjustments, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. See "Material U.S. Federal Income Tax Considerations" below.

     In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests, which shall be conclusive. We will give holders of notes at least 15 days notice of such an increase in the conversion rate, prior to its taking effect.

     As used in this prospectus, "current market price" means the average of the last reported sale prices of our common stock for the shorter of (a) the 30 trading day period ending on the trading day immediately prior to the date of determination or (b) the period commencing on the date next succeeding the first public announcement of any dividend, distribution or tender offer, through the trading day immediately prior to the date of determination.

     As used in this prospectus, "excess payments" means the excess of (a) the aggregate of the cash and the fair market value of other consideration paid by us or any of our subsidiaries with respect to any shares of our common stock acquired in a tender or exchange offer or other negotiated transaction over (b) the last reported sale price of our common stock on the trading day immediately following the completion of the tender or exchange offer or other negotiated transaction multiplied by the number of acquired shares.

     To the extent we have a rights plan in effect at the time of conversion, you will receive, upon conversion of the notes, in addition to common stock, the rights under our rights plan unless, prior to conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of subsequent expiration, termination or redemption of such rights.

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

     Holders of the notes have the right to require us to purchase their notes on July 15, 2008, July 15, 2013 and July 15, 2018, which we refer to as "purchase dates." We will be required to purchase for cash any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes.

     The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid liquidated damages to but excluding such purchase date.

     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things, the procedures that holders must follow to require us to purchase their notes.

     Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our Web site or through such other public medium as we may use at that time.

     A notice electing to require us to purchase your notes must state:

     - if certificated notes have been issued, the certificate numbers of the notes, or, if not certificated, your notice must comply with appropriate DTC procedures;

     - the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

     No notes may be purchased at the option of holders if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date.

     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn notes;

     - if certificated notes have been issued, the certificate numbers of the withdrawn notes, or, if not certificated, your notice must comply with appropriate DTC procedures; and

     - the principal amount, if any, which remains subject to the purchase notice.

     You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

     - the notes will cease to be outstanding and liquidated damages, if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

     - all other rights of the holder will terminate, other than the right to receive the purchase price upon delivery or transfer of the notes.

     The payment of the purchase price is subordinated to the prior payment of senior debt as described under "-- Subordination of Notes" below. In addition, our ability to purchase notes on each purchase date is subject to limitations. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for all notes tendered by holders thereof on any purchase date. Our subsidiaries may be parties in the future to credit agreements and other agreements relating to indebtedness, which is defined below, which contain restrictions on transferring funds sufficient to permit us to effect a purchase on a purchase date. In addition, our future credit agreements or other agreements relating to indebtedness, including senior debt, may prohibit or restrict us from purchasing notes on a purchase date. If such prohibitions or restrictions are in effect on a purchase date, we could seek the consent of our lenders and lenders to our subsidiaries to enable us to purchase notes or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture whether or not such purchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. See "-- Subordination of Notes" below and "Risk Factors -- Our ability to repurchase notes on July 15, 2008, 2013 and 2018, or if a designated event occurs, may be limited."

DESIGNATED EVENT PERMITS HOLDERS TO REQUIRE US TO PURCHASE NOTES

     If a designated event occurs, each holder of notes shall have the right, at the holder's option, to require us to purchase any or all of such holder's notes pursuant to a designated event offer at a purchase price equal to 100% of the principal amount to be redeemed, together with accrued and unpaid liquidated damages, if any, thereon to the designated event purchase date.

     A "designated event" will be deemed to have occurred upon a change of control or a termination of trading.

     A "change of control" will be deemed to have occurred when:

          (1) any "person" or "group", as such terms are used in Section 13(d) of the Exchange Act, is or becomes the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of DoubleClick, which we refer to as "voting stock";

          (2) DoubleClick or any subsidiary of DoubleClick consolidates with or merges into any other corporation, or any other corporation merges into DoubleClick or any subsidiary of DoubleClick, unless the stockholders of DoubleClick immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the voting stock of DoubleClick or the corporation resulting from such transaction in substantially the same respective proportions as their ownership of the voting stock immediately before such transaction;

          (3) DoubleClick, or DoubleClick and its subsidiaries, taken as a whole, sells, assigns, conveys, transfers or leases all or substantially all of the assets of DoubleClick, or of DoubleClick and its subsidiaries, taken as a whole, as applicable (other than to one or more wholly-owned subsidiaries of DoubleClick); or

          (4) the continuing directors, which are defined below, do not constitute a majority of the board of directors of DoubleClick, or, if applicable, a successor corporation to DoubleClick;

     provided, however, that

          (a) a change of control under clause (1), (2) or (3) above shall not be deemed to have occurred if either the last reported sale price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control (in the case of a change of control under clause (1) above) or the period of 10 consecutive trading days ending immediately before the change of control (in the case of a change of control under clause (2) or (3) above) shall equal or exceed 105% of the conversion price of the notes in effect on the date of such change of control or the public announcement of such change of control, as applicable,

          (b) a change of control under clause (1), (2) or (3) above shall not be deemed to have occurred if at least 90% of the consideration in the change of control transaction consists of shares of common stock that are approved, or immediately after the transaction will be approved, for trading on a U.S. national securities exchange or quotation on the Nasdaq National Market, and as a result of such transaction, the notes become convertible solely into such capital stock, and

          (c) a change of control under clause (4) above shall not be deemed to have occurred if it is in connection with a change of control transaction covered by items (a) or (b) immediately above, and from and after any such transaction, the term "date of the indenture" as used in the definition of continuing director shall refer instead to the effective date of such transaction.

     The definition of change of control includes a phrase relating to the sale, assignment, conveyance, transfer or lease of "all or substantially all" of the assets of DoubleClick. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require DoubleClick to purchase such notes as a result of a sale, assignment, conveyance, transfer or lease of less than all of the assets of DoubleClick, or DoubleClick and its subsidiaries, taken as a whole, to another person or group may be uncertain.

     The "continuing directors" are, as of any date of determination, any member of the board of directors of DoubleClick who (a) was a member of such board of directors on the date of the indenture or (b) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

     A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

     Within 30 days following any designated event, unless we have given the holders notice of our intention to redeem the notes at our election as discussed above under "-- Optional Redemption," we will mail a notice to each holder informing them that a designated event offer is being made and containing relevant information and instructions regarding the terms of the purchase, including notice of the purchase price and the designated event purchase date, which shall be no later than 30 days from the date such notice is mailed unless a later date is required by applicable law.

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

     To exercise the purchase right, you must deliver to the paying agent, prior to the close of business on the business day prior to the designated event purchase date a written purchase notice, duly completed. Your purchase notice must state:

     - if certificated, the certificate numbers of your notes to be delivered for purchase, or, if not certificated, your notice must comply with appropriate DTC procedures;

     - the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple thereof; and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the designated event purchase date. The notice of withdrawal shall state:

     - the principal amount of the withdrawn notes;

     - if certificated notes have been issued, the certificate numbers of the withdrawn notes, or, if not certificated, your notice must comply with appropriate DTC procedures; and

     - the principal amount, if any, which remains subject to the purchase notice.

     You must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment of the purchase price promptly following the later of the designated event purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the designated event purchase date, then:

     - the notes will cease to be outstanding and liquidated damages, if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

     - all other rights of the holder will terminate, other than the right to receive the designated event purchase price upon delivery or transfer of the notes.

     The purchase rights of the holders of notes could discourage a potential acquiror of DoubleClick. The designated event purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of DoubleClick by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the designated event purchase feature is a result of negotiations between DoubleClick and the initial purchasers of the notes. We have no current intention to engage in a transaction involving a designated event, although it is possible that we could decide to do so in the future. Subject to the limitations on mergers, consolidations and sales of assets described herein, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a designated event under the indenture, but that could increase the amount of indebtedness, including senior debt, outstanding at such time or otherwise affect our capital structure or credit ratings. The payment of the designated event payment is subordinated to the prior payment of senior debt as described under "-- Subordination of Notes" below.

     Our ability to purchase notes upon the occurrence of a designated event is subject to limitations. If a designated event were to occur, we cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for all notes tendered by holders thereof. Our subsidiaries may be parties in the future to credit agreements and other agreements relating to indebtedness which contain restrictions on transferring funds sufficient to permit us to effect a purchase of notes following a designated event. In addition, our future credit agreements or other agreements relating to indebtedness, including senior debt, may prohibit or restrict us from purchasing notes following a designated event. In the event a designated event occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders and lenders to our subsidiaries to enable us to purchase notes or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture whether or not such purchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. Moreover, the occurrence of a change of control may cause an event of default under designated senior debt, which is defined below. As a result, in such a case, any purchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. See "-- Subordination of Notes" below and "Risk Factors -- Our ability to repurchase notes on July 15, 2008, 2013 and 2018, or if a designated event occurs, may be limited."

     We will publicly announce the results of our designated event offer on or as soon as practicable after the designated event purchase date. Subject to the subordination provisions of the notes, payment for notes properly surrendered for redemption, and not withdrawn, will be made promptly following the designated event purchase date.

     We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with repurchasing notes pursuant to a designated event offer.

     No notes may be purchased at the option of holders upon a designated event if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date.

SUBORDINATION OF NOTES


     The notes are general unsecured obligations of DoubleClick, are subordinated in right of payment to all existing and future senior debt of DoubleClick and rank pari passu in right of payment with all other existing and future indebtedness and liabilities of DoubleClick that are not subordinated by their express terms to the notes. In addition, the notes are structurally subordinated to all indebtedness and other liabilities of DoubleClick's subsidiaries, if any. As of November 30, 2003, we had no senior debt outstanding, and our subsidiaries had no debt or liabilities outstanding, other than those liabilities incurred in the ordinary course. The indenture does not restrict the amount of senior debt or other indebtedness of DoubleClick or any subsidiary of DoubleClick. See "Risk Factors -- The notes are subordinated to any senior debt and all obligations of our subsidiaries."


     No payment on account of principal of, or premium, if any, or liquidated damages, if any, on or any other amounts due on the notes, and no redemption, purchase or other acquisition of the notes shall be made unless:

     - full payment of amounts then due on all senior debt, whether at stated maturity, by acceleration, including acceleration caused by a default under the notes, or otherwise, has been made or duly provided for pursuant to the terms of the instrument governing such senior debt; and

     - at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any senior debt or any agreement pursuant to which any senior debt has been issued any default which shall not have been cured or waived and which default shall have resulted in the full amount of such senior debt being declared due and payable.

     In addition, the indenture provides that if any of the holders of any issue of designated senior debt notify the trustee that a default has occurred giving the holders of such designated senior debt the right to accelerate the maturity thereof, no payment on account of principal of, or premium, if any, or liquidated damages, if any, or any other amounts due on the notes and no purchase, redemption or other acquisition of the notes shall be made for the period commencing on the date the payment blockage notice is received and ending (unless earlier terminated by notice given to the trustee by the holders or the representative of such holders) on the earlier of (a) the date on which such event of default shall have been cured or waived or (b) 179 days from the date the payment blockage notice is received. Such period is referred to as the "payment blockage period." Subject to the foregoing, unless the holders of such designated senior debt or the representative of such holders shall have accelerated the maturity of such designated senior debt, DoubleClick may resume payments on the notes after the end of such payment blockage period. Not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to senior debt during such period.

     Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of DoubleClick or acceleration of the principal amount due on the notes because of an event of default, all senior debt must be paid in full before the holders of the notes are entitled to any payments whatsoever, other than payments of certain junior securities.

     If payment of the notes is accelerated because of an event of default, DoubleClick shall give prompt written notice to the holders of senior debt or to the trustee(s) for such senior debt of the acceleration. DoubleClick may not pay the principal of, premium, if any, or liquidated damages, if any, on, or any other amounts due on the notes until five business days after such holders or trustee(s) of senior debt receive notice of such acceleration and, thereafter, may pay principal of, and premium, if any, and liquidated damages, if any, on or any other amounts due on the notes only if the subordination provisions of the indenture otherwise permit payment at that time. As a result of these subordination provisions, in the event of DoubleClick's insolvency, holders of the notes may recover ratably less than general creditors of DoubleClick.

     The term "senior credit facility" means any credit facility agreement between DoubleClick and the lenders party thereto outstanding from time to time, that provides for revolving credit and/or term loans and which is designated by DoubleClick in the instrument evidencing or governing such senior credit facility as its "senior credit facility" for purposes of the indenture.

     The term "designated senior debt" means any senior debt which, at the date of determination, is outstanding under the senior credit facility or which has an aggregate principal amount outstanding of, or commitments to lend up to, at least $15,000,000 and is specifically designated by DoubleClick in the instrument evidencing or governing such senior debt as "designated senior debt" for purposes of the indenture.

     The term "indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person:

     - (a) for borrowed money, including, but not limited to, any indebtedness secured by a security interest, mortgage, title retention, conditional sales or other lien on the assets of such person which is
           (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof, or evidenced by a note, debenture, bond or other written instrument;

      (b) under a lease required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or under any lease or related document, including a purchase agreement, which provides that such person is contractually obligated to purchase or to cause a third party to purchase such leased property;

      (c) in respect of letters of credit, bank guarantees or bankers' acceptances, including reimbursement obligations with respect to any of the foregoing;

      (d) with respect to indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed or guaranteed by or shall otherwise be such person's legal liability;

      (e) in respect of or the balance of the deferred and unpaid purchase price of any property or assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

      (f) under interest rate or currency swap agreement, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; and

     - with respect to any obligation of others of the type described in the preceding bullet or under the bullet below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase, including, without limitation, "take or pay" and similar arrangements, contingent or otherwise, and the obligations of such person under any such assumptions, guarantees or other such arrangements; and

     - any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

     The term "obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

     The term "senior debt" means the principal of, premium, if any, interest on and other amounts due on indebtedness of DoubleClick, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by DoubleClick, including all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing, unless, in the instrument creating or evidencing such indebtedness or pursuant to which such indebtedness is outstanding, it is expressly provided that such indebtedness is not senior in right of payment to, or ranks pari passu in right of payment with, the notes. Senior debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such senior debt, on or after the filing of any petition in bankruptcy or for reorganization relating to DoubleClick, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation.

     Notwithstanding anything to the contrary in the foregoing, senior debt shall not include:

     - indebtedness of or amounts owed by DoubleClick for compensation to employees, or for goods, services or materials purchased in the ordinary course of business;

     - indebtedness of DoubleClick to a subsidiary of DoubleClick; or

     - any liability for federal, state, local or other taxes owed or owing by DoubleClick.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate or merge with or into any person, whether or not we are the surviving corporation, continue in a new jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets, whether in a single transaction or a series of related transactions, unless:

     - we are the surviving or continuing corporation or the person formed by or surviving any such consolidation or merger, if other than us, or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     - the corporation formed by or surviving any such consolidation or merger, if other than us, or the corporation to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, assumes all of our obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes and the indenture;

     - such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties or assets shall be as an entirety or virtually as an entirety to one corporation and such corporation shall have assumed all of our obligations, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the notes, the registration rights agreement and the indenture;

     - immediately after such transaction, no default or event of default exists; and

     - we or such corporation shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

     If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation shall succeed to, and be substituted for us, and may exercise our rights and powers under the indenture, and after any such contemplated transaction, except in the case of a lease, we will be relieved of all obligations and covenants under the indenture and the notes.

EVENTS OF DEFAULT

     Each of the following constitutes an event of default under the indenture:

     - default for 30 days in payment of any installment of liquidated damages on the notes;

     - default in payment of the principal, redemption price, purchase price or designated event purchase price of or premium, if any, on the notes when due on the notes, upon maturity, redemption, purchase or otherwise;

     - default in the performance of our obligations in connection with a designated event;

     - default by us for 60 days after notice in the observance or performance of any other covenants in the notes or the indenture;

     - payment defaults or other defaults causing acceleration of indebtedness prior to maturity, where the principal amounts of the indebtedness subject to such defaults aggregates $15,000,000 or more, and where such defaults are not cured or acceleration is not annulled within 30 days after we receive notice of such defaults;

     - failure by us or any material subsidiary to pay final non-appealable judgments, other than where fully covered by a reputable insurance company, in excess of $15,000,000, which judgments are not stayed, bonded or discharged within 60 days after their entry; and

     - certain events involving the bankruptcy, insolvency or reorganization of us or any of our material subsidiaries.

     If any event of default, other than an event of default arising from certain events of bankruptcy or insolvency, occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the then outstanding notes by notice to us and the trustee, may declare all the notes to be due and payable. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us or any material subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal, premium, if any, or liquidated damages, if applicable, if it determines that withholding notice is in their interest.

     By notice to the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of the redemption price, purchase price, designated event purchase price or liquidated damages, if applicable, on, or the principal of or premium on, the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

MODIFICATION AND AMENDMENT

     Except as provided in the next succeeding paragraph, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

     Without the consent of each holder affected, an amendment, supplement or waiver may not with respect to any notes held by a non-consenting holder of notes:

     - reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the principal of or change the fixed maturity of any note or adversely change the provisions with respect to the redemption or purchase of the notes;

     - reduce the rate of, or change the time for payment of, liquidated damages on any note;

     - waive a default in the payment of principal of, or premium, if any, or liquidated damages, if any, on any notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that gave rise to such acceleration;

     - make any note payable in money other than that stated in the notes;

     - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, or premium, if any, or liquidated damages, if any, on, the notes;

     - waive the payment of any redemption price, purchase price or designated event purchase price with respect to any note;

     - impair the right to convert the notes into our common stock;

     - modify the conversion or subordination provisions of the indenture in a manner adverse to the holders of the notes; or

     - make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

     - cure any ambiguity, defect or inconsistency;

     - provide for uncertificated notes in addition to or in place of definitive notes;

     - provide for the succession of another person to DoubleClick and the assumption by such successor to our covenants and obligations under the indenture;

     - evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

     - make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any holder;

     - make provisions with respect to the conversion rights of holders of notes in the event of a consolidation, merger, continuation or sale of assets as required by the indenture; or

     - comply with requirements of the SEC in order to qualify, or maintain the qualifications of, the indenture under the Trust Indenture Act.

DISCHARGE

     We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or purchase date, or designated event purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

REGISTRATION RIGHTS

     We entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we have, at our own expense, for the benefit of the holders of the notes, filed with the SEC the shelf registration statement of which this prospectus is a part, covering resale of the notes and the shares of our common stock issuable upon conversion of the notes. Our obligation to keep the shelf registration statement effective terminates upon the earlier of (1) the date there are no longer any restricted securities, and (2) two years after the date of issuance of the notes.

     We have the right to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension. Any such suspensions shall not exceed:

     - an aggregate of 45 days in any three-month period; or

     - an aggregate of 90 days for all suspensions in any twelve-month period.

     The term "restricted securities" means each note and any share of common stock issued on conversion thereof until the earlier of the date

     (1) on which such note or share, as the case may be;

          (a) has been transferred pursuant to the shelf registration statement or another registration statement covering such note or share that has been filed with the SEC pursuant to the Securities Act, in either case after such registration statement has become effective under the Securities Act;

          (b) has been transferred pursuant to Rule 144 under the Securities Act, or any similar provision then in force; or

          (c) may be sold or transferred, other than by our affiliates, as defined in Rule 144, pursuant to Rule 144(k) under the Securities Act, or any similar provision then in force, or

     (2) that is the second anniversary of the latest date of issuance of any notes.

     We will pay predetermined liquidated damages to holders of the notes and holders of common stock issued upon conversion of the notes if the shelf registration statement ceases to be effective or usable under the Act or if this prospectus is unavailable for periods in excess of the suspension periods described above. Those liquidated damages will accrue until unavailability is cured:

     - in respect of any notes that are restricted securities, at a rate per year equal to 0.25% of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and at a rate per year equal to 0.5% of the outstanding principal amount thereof after the first 90 days; and

     - in respect of any shares of common stock that are restricted securities, at a rate per year equal to 0.25% of the then effective conversion price per share for the first 90 days after the occurrence of the event and at a rate per year equal to 0.5% of the then effective conversion price per share after the first 90 days.

     The liquidated damages will accrue from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured. If required, we will pay any liquidated damages on January 15 and July 15 of each year, to holders of record as of the close of business on the previous January 1 or July 1, as the case may be. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

     Any holder who elects to sell securities pursuant to this prospectus will be:

     - required to be named as a selling securityholder in the related prospectus;

     - required to deliver a prospectus to purchasers;

     - subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

     - bound by the provisions of the registration rights agreement which are applicable to the holder, including indemnification obligations.

     Under the registration rights agreement, we will:

     - pay all expenses of the shelf registration statement;

     - provide to each registered holder copies of the related prospectus;

     - notify each registered holder when the shelf registration statement has become effective; and

     - take other actions that are required to permit, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

     The plan of distribution of the shelf registration statement, of which this prospectus is a part, permits resales of restricted securities by selling securityholders through brokers and dealers. In no event may the method of distribution of the notes or shares of our common stock issuable upon conversion of the notes take the form of an underwritten offering without our prior written consent. See "Plan of Distribution."

     We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement, of which this prospectus is a part.

     The summary in this prospectus of provisions of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has previously been filed with the SEC and is available from DoubleClick upon request.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

TRUSTEE

     The Bank of New York is the trustee, security registrar, paying agent and conversion agent.

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of its own affairs.

     The trustee or its affiliates may provide other services to us in the ordinary course of their business.
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

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     The notes were issued in registered form and without coupons. We will not charge a service charge for any registration of transfer or exchange of the notes. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     The notes will be exchangeable for other notes, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose in The City of New York, which will initially be the office or agency of the trustee. The security registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

     We have appointed the trustee as security registrar for the notes. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the notes.

     In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any notes:

     - during a period of 15 days before any selection of notes for redemption;

     - if the notes have been called for redemption in whole or in part, except the unredeemed portion of any notes being redeemed in part; or

     - in respect of which a purchase notice has been given and not withdrawn, except the portion of the note not purchased of any note being purchased in part.

     The registered holder of a note will be treated as the owner of it for all purposes.

PAYMENT AND PAYING AGENT

     Payments on the notes will be made in U.S. dollars at the office of the trustee or, with respect to global notes, by wire transfer. At our option, however, we may make payments by check mailed to the holder's registered address. We will make payments of liquidated damages to the person in whose name the notes are registered at the close of business on the record date for the applicable liquidated damages payment date.

     The trustee will initially be designated as our paying agent for payments on notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will maintain at least one paying agent in The City of New York.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money or property held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

NOTICES

     Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices by mail will be deemed to have been given on the fifth business day after being mailed.

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REPLACEMENT OF NOTES

     We will replace any notes that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or the conversion of the notes into common stock, except for any stamp and other duties that may be due as a result of a holder requesting that the common stock be issued in the name of another person. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

BOOK-ENTRY SYSTEM

     The notes are evidenced by one or more global securities. Each global security has been deposited with, or on behalf of, DTC and is registered in the name of a nominee of DTC. Except under circumstances described below, the notes will not be issued in definitive form.

     Investors who purchased notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interest in a global security directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, societe anonyme, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global securities in customers' securities accounts in the depositaries' names on the books of DTC.

     Ownership of beneficial interests in a global security will be limited to persons, known as participants, that have accounts with DTC or its nominee, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and liquidated damages payments, if any, on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the security registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or liquidated damages, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and

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

customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Unless and until they are exchanged in whole or in part for notes in definitive form, the global securities may not be transferred except as a whole by DTC, to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

     If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the global securities relating to the notes. In addition, we may at any time and in our sole discretion determine not to have the notes or portions of the notes represented by one or more global securities and, in that event, will issue individual notes in exchange for the global security or securities representing the notes. Further, if we so specify with respect to any notes, an owner of a beneficial interest in a global security representing the notes may, on terms acceptable to us and the depositary for the global security, receive individual notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by the global security equal in principal amount to the beneficial interest, and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

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

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock summarizes the material terms and provisions of the indicated securities. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

     As of the date of this prospectus, we are authorized to issue 400,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of October 31, 2003, there were:

     - 137,578,407 shares of common stock outstanding;

     - options to purchase 18,000,014 shares of common stock outstanding; and

     - one share of preferred stock outstanding.

COMMON STOCK

     Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share held of record. Our common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding preferred stock, persons who hold more than 50% of the outstanding common stock entitled to elect members of our board of directors can elect all of the directors who are up for election in a particular year.

     Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock.

     Liquidation and dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock.

     Other rights and restrictions. The outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which may posses such rights, preferences and privileges. Our amended and restated certificate of incorporation and amended and restated by-laws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

     Listing. Our common stock is listed on the Nasdaq National Market under the symbol "DCLK."

     Transfer agent and registrar. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, New York, New York.

PREFERRED STOCK

     Our board of directors has been authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 5,000,000 shares of preferred stock, in one or more series, one share of which is currently outstanding. Each series of preferred stock shall have the number of shares, designations, powers, preferences, and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

     Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any issued and outstanding preferred stock. The issuance of preferred

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

stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

     Special voting share of preferred stock. In connection with our acquisition of FloNetwork Inc., an Ontario corporation, we issued one share of our preferred stock to certain former stockholders of FloNetwork, designated as Series A preferred stock. The holder of the Series A preferred stock is entitled to vote at our annual meetings of stockholders, together with holders of our common stock as a single class, but has no rights to dividends or distributions, shall not be entitled to receive any of our assets in the event of a liquidation, dissolution or winding up of DoubleClick and is not redeemable. The Series A preferred stock entitles the holder to vote up to that number of votes equal to the number of exchangeable shares of Thunderball Acquisition II Inc. outstanding on the applicable record date, other than those exchangeable shares which are held by us or our affiliates. Exchangeable shares were issued by Thunderball Acquisition II to certain FloNetwork stockholders in connection with the FloNetwork acquisition, and 175 exchangeable shares were outstanding as of October 31, 2003. Thunderball Acquisition II is an indirect subsidiary of DoubleClick that holds all of the outstanding shares of FloNetwork. Voting rights under the Series A preferred stock are exercisable by CIBC Mellon Trust Company, as trustee for the holders of exchangeable shares, in accordance with instructions duly received from the holders of exchangeable shares. To the extent that no such instructions are received, such voting rights will not be exercised. The holders of exchangeable shares have no special voting rights and their consent is not required for the taking of any corporate action by DoubleClick. At such time as the Series A preferred stock has no voting rights attached to it because there are no exchangeable shares outstanding that are not owned by us or our affiliates, and there are no shares of stock, debt, options or other agreements that could give rise to the issuance of any exchangeable shares, other than to us or our affiliates, the Series A preferred stock shall be deemed to be surrendered.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

     The existence of unissued and unreserved shares of common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party's attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

REGISTRATION RIGHTS

     Pursuant to the terms of the stockholders agreement entered into by and between us and certain stockholders in connection with our private placement in June 1997, certain holders of shares of common stock are entitled to demand registration rights with respect to the registration of such shares under the Securities Act. The holders of 50% or more of such shares are entitled to demand that we register their shares under the Securities Act, subject to specified limitations. We are not required to effect more than two such registrations pursuant to such demand registration rights and not more than one in any 12-month period. In addition, pursuant to the terms of the stockholders agreement, the holders of certain shares of common stock are entitled to piggyback registration rights with respect to the registration of such shares of common stock under the Securities Act, subject to specified limitations. Further, certain holders may require us to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of such registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

DELAWARE LAW AND SPECIFIED CHARTER AND BY-LAW PROVISIONS

     Business combinations. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

     Classified board of directors. In accordance with the terms of our amended and restated certificate of incorporation, our board of directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of our stockholders, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified. The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting is required to elect each director. This means that the director nominee with the most affirmative votes for a particular position is elected for that position. Withheld votes and abstentions have no effect on the outcome.

     Limitation of liability; indemnification. Our amended and restated certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty, acts or omissions that involve intentional misconduct or a knowing violation of law or transactions from which the director derived an improper personal benefit. This limitation of liability does not alter the liability of our directors and officers under federal securities laws. Furthermore, our amended and restated by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

     Stockholder action; special meeting of stockholders. Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The amended and restated by-laws further provide that special meetings of stockholders may be called only by the president or by written request of 66 2/3% of the members of our board of directors.

     Advance notice requirements for stockholder proposals and director nominations. Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. The amended and restated by-laws also include a similar requirement for making nominations for directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

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                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material U.S. federal income tax consequences of the ownership and disposition of the notes and our common stock into which the notes may be converted. This discussion assumes that the notes will be treated as indebtedness for U.S. federal income tax purposes. This discussion applies only to holders that hold the notes and our common stock as capital assets.

     This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

     - certain financial institutions;

     - insurance companies;

     - dealers and certain traders in securities;

     - persons holding the notes or our common stock as part of a "straddle," "hedge," "conversion" or similar transaction;

     - United States Holders (as defined below) whose functional currency is not the U.S. dollar;

     - certain former citizens or residents of the United States;

     - partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

     - persons subject to the alternative minimum tax.

     This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of the notes are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a beneficial owner of a note or our common stock that is for U.S. federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     - an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

  MARKET DISCOUNT

     A United States Holder that acquires a note at a price less than the note's stated redemption price at maturity (generally, the sum of all payments required under the note) may be affected by the "market discount" rules of the Internal Revenue Code. Subject to a de minimis exception, the market discount rules generally require a United States Holder who acquires a note at a market discount to treat any principal payment on the note and any gain recognized on any disposition of the note as ordinary income to the extent of the accrued market discount, not previously included in income, at the time of such payment or disposition. In general, the amount of market discount that has accrued is determined on a straight-line basis over the remaining term of the note as of the time of acquisition, or, at the election of the holder, on a constant yield basis. Such an election applies only to the note with respect to which it is made and may not be revoked.

     A United States Holder of a note acquired at a market discount also may elect to include the market discount in income as it accrues. If a United States Holder so elects, the rules discussed above with respect to ordinary income recognition resulting from the payment of principal on a note or the disposition of a note would not apply, and the holder's tax basis in the note would be increased by the amount of the market discount included in income at the time it accrues. This election would apply to all market discount obligations acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     A United States Holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless the election to include market discount in income on a current basis is made.

     Upon the conversion of a note into our common stock, any accrued market discount on the note not previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.

  AMORTIZABLE BOND PREMIUM

     If a United States Holder acquires a note for a price that is in excess of the note's stated redemption price at maturity, the United States Holder generally will be considered to have acquired a note with "amortizable bond premium." The amount of such premium will be included in the adjusted tax basis of the note, which may result in a capital loss upon the sale, exchange, repurchase, retirement or other disposition of the note.

  SALE, EXCHANGE, REPURCHASE OR RETIREMENT OF NOTES

     Upon a sale, exchange, repurchase or retirement of a note (other than a conversion into our common stock), a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, repurchase or retirement and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally be equal to the United States Holder's purchase price for the note increased by the amount of any accrued market discount previously included in the United States Holder's income.

     Subject to the discussion above regarding market discount, gain or loss recognized on the sale, exchange, repurchase or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, repurchase or retirement the note has been held for more than one year. The deductibility of capital losses is subject to limitations. A United States Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

  CONVERSION OF NOTES INTO COMMON STOCK

     A United States Holder's conversion of a note into our common stock generally will not be a taxable event. However, the receipt of cash in lieu of a fractional share of our common stock will result in capital gain or loss equal to the difference between the cash received in lieu of the fractional share and the United States Holder's tax basis attributable to the fractional share, except that any gain will be treated as ordinary income to the extent of accrued market discount allocable to such share as discussed above.

     A United States Holder's tax basis in our common stock received upon a conversion of a note will be the same as the United States Holder's tax basis in the note at the time of the conversion, reduced by any basis attributable to a fractional share. The United States Holder's holding period for the common stock received will include the holdingperiod of the note converted.

  CONSTRUCTIVE DIVIDENDS

     If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions of the indenture, the increase may be deemed to be the payment of a taxable dividend to the United States Holders of the notes. Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to our stockholders to subscribe for our common stock will not be a taxable dividend.

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

  TAXATION OF DISTRIBUTIONS ON COMMON STOCK

     Distributions with respect to our common stock which has been received upon conversion of a note, other than certain pro rata distributions of shares of common stock, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received or accrued, in accordance with such United States Holder's method of accounting. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder's investment, up to the United States Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Under recently enacted legislation, dividends received by noncorporate United States Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain holding period requirements and other conditions are met. United States Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances.

  SALE OR OTHER DISPOSITION OF COMMON STOCK

     Unless a nonrecognition provision applies, subject to the discussion above regarding market discount, gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a note will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder's gain or loss will be equal to the difference between the United States Holder's tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

     - an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

     - a foreign corporation; or

     - a foreign estate or trust the income of which is not subject to U.S. federal income taxation regardless of its source.

  SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES OR COMMON STOCK

     Subject to the discussion below regarding backup withholding, a Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale, exchange or other disposition (other than a conversion into our common stock, which is described below) of the notes or of our common stock, unless:

     - the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States;

     - in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the sale, exchange or disposition and certain other conditions are met; or

     - we are or have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the notes or common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

     If a Non-United States Holder of a note or of our common stock is engaged in a trade or business in the United States, and if the gain on a note or on our common stock is effectively connected with the conduct of the trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder. Please see "Tax Consequences to United States Holders" above. These

Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the disposition of a note or of our common stock, including the possible imposition of a 30% branch profits tax.

 CONVERSION OF NOTES INTO COMMON STOCK

     Non-United States Holders generally will not be subject to U.S. federal income and withholding tax on the conversion of a note into shares of our common stock. However, any gain recognized by a Non-United States Holder on the conversion of a note into our common stock due to the receipt of cash in lieu of a fractional share will be subject to the rules described above regarding the sale, exchange or other disposition of a note or common stock.

 DISTRIBUTIONS ON NOTES AND COMMON STOCK

     If a Non-United States Holder of a note were deemed to have received a constructive dividend (see "Tax Consequences to United States
Holders -- Constructive Dividends" above), the Non-United States Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. In addition, dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

     If a Non-United States Holder of a note or of our common stock is engaged in a trade or business in the United States, and if dividends on the note or on our common stock are effectively connected with the conduct of the trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder, except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Please see "Tax Consequences to United States Holders" above. These Non United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the note or of our common stock, including the possible imposition of a 30% branch profits tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns may be filed with the IRS in connection with payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or the common stock. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the notes and the shares of our common stock issuable upon conversion of the notes offered by this prospectus. The notes and the shares of our common stock issuable upon conversion of the notes may be offered and sold from time to time by the selling securityholders. The term "selling securityholders" includes transferees, pledges, donees or other successors selling notes and shares of our common stock issuable upon conversion of the notes received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. If the notes and the shares of our common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions and/or agent's commissions. Such notes and shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. Such sales may be effected in one or more transactions, which may involve cross or block transactions:

     - on any national securities exchange or quotation service on which the notes and shares may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     - any combination of the foregoing.

     The selling securityholders may sell notes and shares of our common stock issuable upon conversion of the notes by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - in privately negotiated transactions; and

     - in options transactions.

     In addition, any notes and shares that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the notes and the shares of our common stock issuable upon conversion of the notes, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the notes and the shares of our common stock issuable upon conversion of the notes in the course of hedging the positions they assume with selling securityholders. The selling securityholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the notes or shares offered by this prospectus, which notes and shares of our common stock issuable upon conversion of the notes such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling securityholders may also pledge the notes and the shares of our common stock issuable upon conversion of the notes to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged notes and the shares of our common stock issuable upon conversion of the notes pursuant to this prospectus, as supplemented or amended to reflect such transaction. The selling securityholders may also loan the notes and the shares of our common stock issuable upon conversion of the notes to a broker-dealer or other financial institution that in turn may sell such securities.

     In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

     The selling securityholders and any broker-dealers who act in connection with the sale of notes or shares of common stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or shares of common stock issuable upon conversion of the notes may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. Citigroup Global Markets Inc. and Forest Fulcrum Fund LP have informed us that they are registered broker-dealers, and, as a result, they may be deemed to be underwriters in connection with the sale of the notes or shares of common stock issuable upon conversion of the notes.


     Citadel Equity Fund Ltd., Citadel Jackson Investment Fund Ltd., DBAG London, NMS Services (Cayman) Inc., UBS AG London Branch and Wachovia Bank National Association are affiliates of registered broker-dealers, and each of these selling securityholders has informed us that (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time the notes were purchased, the selling securityholder had no agreements, plans or understandings, directly or indirectly, to distribute the notes or the shares of common stock issuable upon conversion of the notes.


     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and shares of our common stock issuable upon conversion of the notes by the selling securityholders. In no event will the method of distribution take the form of an underwritten offering without our prior written consent.

     In order to comply with the securities laws of some states, if applicable, the notes and the shares of our common stock issuable upon conversion of the notes must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the shares of our common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of notes and the shares of our common stock issuable upon conversion of the notes in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the notes or shares of our common stock issuable upon conversion of the notes against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of notes and the shares of our common stock issuable upon conversion of the notes is made, if required, a prospectus supplement will be distributed that will set forth the number of notes and the shares of our common stock issuable upon conversion of the notes being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     Pursuant to the registration rights agreement that has been filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the selling securityholders against specified liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling securityholders to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the date there are no longer any restricted securities as described under "Description of the Notes -- Registration Rights" and (2) two years after the date of issuance of the notes.

                                 LEGAL MATTERS

     The validity of the notes and the shares of common stock issuable upon conversion of the notes offered by this prospectus will be passed upon by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by DoubleClick Inc., the registrant (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the notes or shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............   $ 10,921.50
Legal fees and expenses.....................................   $300,000.00
Accounting fees and expenses................................   $ 85,000.00
Miscellaneous expenses......................................   $ 56,000.00
                                                               -----------
  Total Expenses............................................   $451,921.50
                                                               ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

     Article VIII of DoubleClick's Amended and Restated By-laws specifies that DoubleClick shall indemnify each of its directors and officers because he or she was or is a director or officer of DoubleClick or was or is serving at the request of DoubleClick as a director or officer of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. This provision of the By-laws is deemed to be a contract between DoubleClick and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the capital stock of DoubleClick is required to adopt, amend or repeal such provision of DoubleClick's By-laws. In addition, in accordance with DoubleClick's Amended and Restated Certificate of Incorporation, as amended, DoubleClick's board of directors may repeal, alter, amend or rescind any provision of the By-laws by vote of 66 2/3% of the board of directors.

     DoubleClick's Amended and Restated Certificate of Incorporation, as amended: (i) limits the liability of its directors as authorized by Section 102(b)(7); and (ii) specifies that DoubleClick may, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of DoubleClick, or is or was serving, or has agreed to serve, at the request of DoubleClick, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity. The affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the capital stock of DoubleClick is required to amend such provisions.

     DoubleClick has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of DoubleClick (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 4.1*     Amended and Restated Certificate of Incorporation of the
          Registrant, as amended.
 4.2      Amended and Restated By-Laws of the Registrant are
          incorporated herein by reference to Exhibit 3.5 to the
          Registrant's Registration Statement on Form S-1 (File No.
          333-42323).
 4.3      Indenture, dated as of June 23, 2003, between the Registrant and The Bank of New York, as trustee, for Zero Coupon
          Convertible Subordinated Notes due 2023, is incorporated
          herein by reference to Exhibit 4.1 to the Registrant's
          Current Report on Form 8-K, filed on June 24, 2003.
 4.4      Registration Rights Agreement, dated as of June 23, 2003,
          between the Registrant and Citigroup Global Markets Inc., is incorporated herein by reference to Exhibit 4.2 to the
          Registrant's Current Report on Form 8-K, filed on June 24,
          2003.
 4.5      Specimen common stock certificate is incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration
          Statement on Form S-1 (File No. 333-42323).
 5.1*     Opinion of Hale and Dorr LLP, counsel to the Registrant.
12.1*     Computation of Ratio of Earnings to Fixed Charges.
23.1*     Consent of Hale and Dorr LLP (included in Exhibit 5.1).
23.2+     Consent of PricewaterhouseCoopers LLP, independent
          accountants.
24.1*     Power of attorney (included on the signature pages of this registration statement).
25.1*     Statement of Eligibility of Trustee on Form T-1.


---------------

* Previously filed.

+ Filed herewith.

ITEM 17.  UNDERTAKINGS.

     Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 12th day of December, 2003.


                                          DOUBLECLICK INC.

                                          By:       /s/ KEVIN P. RYAN
                                            ------------------------------------
                                                       Kevin P. Ryan
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                               TITLE                      DATE
              ---------                               -----                      ----

          /s/ KEVIN P. RYAN                Chief Executive Officer and     December 12, 2003
--------------------------------------    Director (Principal Executive
            Kevin P. Ryan                           Officer)

         /s/ BRUCE D. DALZIEL                Chief Financial Officer       December 12, 2003
--------------------------------------    (Principal Financial Officer)
           Bruce D. Dalziel

                  *                       Vice President of Finance and    December 12, 2003
--------------------------------------   Corporate Controller (Principal
             Cory Douglas                      Accounting Officer)

                  *                         Chairman of the Board of       December 12, 2003
--------------------------------------              Directors
          Kevin J. O'Connor

                  *                                 Director               December 12, 2003
--------------------------------------
          Dwight A. Merriman

                  *                                 Director               December 12, 2003
--------------------------------------
           David N. Strohm

                  *                                 Director               December 12, 2003
--------------------------------------
           Mark E. Nunnelly

                  *                                 Director               December 12, 2003
--------------------------------------
           W. Grant Gregory

                  *                                 Director               December 12, 2003
--------------------------------------
             Don Peppers

                  *                                 Director               December 12, 2003
--------------------------------------
           Thomas S. Murphy



* By the signature set forth below, the undersigned, pursuant to the duly authorized powers of attorney filed with the Securities and Exchange Commission has signed this Amendment No. 2 to the Registration Statement on behalf of the persons indicated.


  /s/ BRUCE D. DALZIEL
  --------------------------------
  Bruce D. Dalziel
  (Attorney-in-Fact)

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                                    DESCRIPTION
  -------                                    -----------
    4.1*             Amended and Restated Certificate of Incorporation of the
                     Registrant, as amended.
    4.2              Amended and Restated By-Laws of the Registrant are
                     incorporated herein by reference to Exhibit 3.5 to the
                     Registrant's Registration Statement on Form S-1 (File No.
                     333-42323).
    4.3              Indenture, dated as of June 23, 2003, between the Registrant and The Bank of New York, as trustee, for Zero Coupon
                     Convertible Subordinated Notes due 2023, is incorporated
                     herein by reference to Exhibit 4.1 to the Registrant's
                     Current Report on Form 8-K, filed on June 24, 2003.
    4.4              Registration Rights Agreement, dated as of June 23, 2003,
                     between the Registrant and Citigroup Global Markets Inc., is incorporated herein by reference to Exhibit 4.2 to the
                     Registrant's Current Report on Form 8-K, filed on June 24,
                     2003.
    4.5              Specimen common stock certificate is incorporated herein by reference to Exhibit 4.1 to the Registrant's Registration
                     Statement on Form S-1 (File No. 333-42323).
    5.1*             Opinion of Hale and Dorr LLP, counsel to the Registrant.
   12.1*             Computation of Ratio of Earnings to Fixed Charges.
   23.1*             Consent of Hale and Dorr LLP (included in Exhibit 5.1).
   23.2+             Consent of PricewaterhouseCoopers LLP, independent
                     accountants.
   24.1*             Power of attorney (included on the signature pages of this registration statement).
   25.1*             Statement of Eligibility of Trustee on Form T-1.


---------------

* Previously Filed.

+ Filed Herewith.